UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
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G&K SERVICES, INC.
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G&K SERVICES, INC. 5995 Opus Parkway Minnetonka, Minnesota 55343 Notice of Annual Meeting of Shareholders, Wednesday, November 6, 2013
To the Shareholders of G&K Services, Inc.:
The annual meeting of shareholders of G&K Services, Inc. will be held, pursuant to due call by our Board of Directors, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Wednesday, November 6, 2013 at 10:00 a.m. Central Standard Time, or at any adjournment or postponement thereof, for the purpose of considering and taking action with respect to the following items:

1.	elect the three “Class III” directors named in the attached proxy statement to serve for terms of three years;

2.	approve our Restated Equity Incentive Plan (2013);

3.	ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2014;

4.	hold an advisory vote on executive compensation; and

5.	transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
Pursuant to action of our Board of Directors, shareholders of record on September 9, 2013 will be entitled to vote at the meeting or any adjournment or postponement thereof.
A proxy for the meeting is enclosed. We request that you promptly vote your shares by returning a proxy card or by following the instructions to vote via the Internet or by telephone.
By Order of the Board of Directors
G&K Services, Inc.
Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary
September 23, 2013

Proxy Statement of G&K Services, Inc.
Annual Meeting of Shareholders to be Held Wednesday, November 6, 2013
Voting by Proxy and Revocation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. to be used at the annual meeting of our shareholders to be held on Wednesday, November 6, 2013, at 10:00 a.m. Central Standard Time, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, or at any adjournment or postponement thereof, for the purpose of considering and taking action with respect to the following items:

1.	elect the three Class III directors named in this proxy statement to serve for terms of three years;

2.	approve our Restated Equity Incentive Plan (2013);

3.	ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2014;

4.	hold an advisory vote on executive compensation; and

5.	transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
The approximate date on which this proxy statement and the accompanying proxy were first sent or given to shareholders was September 23, 2013.
Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use and prior to the annual meeting by giving notice of such revocation to the company in writing, at the meeting or by executing and delivering a new proxy to our Corporate Secretary. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting or at any adjournment or postponement thereof. Mere presence at the annual meeting by a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting or any adjournment or postponement thereof.
Voting Procedures
The company has one class of voting securities outstanding: Class A Common Stock, $0.50 par value per share, of which 19,805,283 shares were outstanding as of the close of business on September 9, 2013, the record date for the annual meeting. Each share of Class A Common Stock is entitled to one vote on each matter put to a vote of shareholders. Our Class A Common Stock is referred to in this proxy statement as common stock. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment or postponement thereof. A quorum, consisting of the holders of a majority of the common stock issued and outstanding and entitled to vote at the annual meeting, is required for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by our board. If any director nominee should withdraw or otherwise become unavailable, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our board.
Election of Directors. A plurality of votes cast is required for the election of each director in proposal number 1.
Approval of our Restated Equity Incentive Plan (2013) and Ratification of the Appointment of Independent Auditors. The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the approval of our Restated Equity Incentive Plan (2013) and the appointment of Ernst & Young LLP.
“Say-on-Pay.” Proposal number 4 is a non-binding advisory vote. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will consider the outcome of the vote when making future compensation decisions for named executive officers.
A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal and is, in most cases, effectively casting a negative vote. On any proposal, a shareholder, including a broker, who does not give authority to a proxy to vote, or who withholds authority to vote, will not be considered present and entitled to vote on that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of the appointment of independent auditors. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, such as the election of directors, the approval of our equity plan and the say-on-pay proposal. These rules apply to us even though our common stock is traded on the NASDAQ Global Select Market. If a broker does not receive voting instructions as to a routine proposal, then it may exercise discretionary voting authority for or against the routine proposal and the shares will be counted for the purpose of establishing a quorum at the annual meeting and for the purpose of determining the outcome of the routine proposal. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, then a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the annual meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal and effectively reduce the number of shares needed to approve that proposal.
The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement, “FOR” the approval of our Restated Equity Incentive Plan (2013), "FOR" the ratification of Ernst & Young LLP’s appointment as our independent auditor for fiscal 2014 and “FOR” the advisory vote on executive compensation.

PROPOSAL NUMBER 1

Election of Class III Directors
Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors is comprised of not less than three and not more than 12 directors, and our Amended and Restated Bylaws state that the number of directors is established by resolution of our board. Presently, our board consists of nine directors. Pursuant to our Amended and Restated Articles of Incorporation, our directors are divided into three classes, designated as Class I, Class II and Class III, and are elected to serve for staggered three-year terms of office. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2014, 2015 and 2013 annual shareholders’ meetings.
Messrs. Bronson, Fortun and Mrozek, each of whom currently serves as a Class III director, have been nominated by our board to serve as our Class III directors for a three-year term commencing immediately following the annual meeting and expiring at our 2016 annual shareholders’ meeting, or until such person’s successor is elected and qualified. If elected, each nominee has consented to serve as a Class III director.
Set forth below is information regarding the three individuals nominated for election to our board as Class III directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

Director/Nominee Name (Age)	Business Experience	Director Since
Class III Nominees:
John S. Bronson (65)
Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our Board of Directors. Mr. Bronson was Senior Vice President, Human Resources for Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 1999 to 2003. Prior to his employment with Williams-Sonoma, Mr. Bronson held several senior human resource-related management positions with PEPSICO, from 1979 to 1999, including as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.

Mr. Bronson’s experience in human resource-related positions with Williams Sonoma and PEPSICO provides him with substantial experience and knowledge with respect to the many complex issues surrounding human resources, benefits and compensation. Mr. Bronson offers us a unique perspective on leadership development, employee relations and compensation issues. Mr. Bronson also has extensive international business experience, and he understands the complexities of managing a route distribution system. Finally, Mr. Bronson has a deep understanding of the diverse and complex issues facing boards of large public companies.
2004

Wayne M. Fortun (64)
Mr. Fortun is a director and serves as Chair of the Compensation Committee of our Board of Directors. In 1983, Mr. Fortun was elected director and named President and Chief Operating Officer of Hutchinson Technology, Inc. (NASDAQ: HTCH), a world leader in precision manufacturing of suspension assemblies for disk drives, and was Hutchinson Technology's Chief Executive Officer from May 1996 to October 1, 2012, when he assumed the role of Chairman of the Board of Hutchinson Technology and retired from his position as Chief Executive Officer. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global provider of multimodal transportation services and logistics solutions, where he chairs the Compensation Committee.

As the longest-serving member of our board, Mr. Fortun has abundant knowledge of our company and its business. Mr. Fortun’s significant experience with Hutchinson Technology provides him with critical knowledge of the management, financial and operational requirements of a large company. Mr. Fortun also provides our board with insight into international business issues. In addition, as a result of his long tenure as a director of another large public company, Mr. Fortun is well possessed with a deep understanding of the roles and responsibilities of public company board members.
1994

Ernest J. Mrozek (60)
Mr. Mrozek is a director and serves as a member of the Audit Committee of our Board of Directors. Mr. Mrozek is one of our Audit Committee Financial Experts. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from November 2006 until his retirement in March 2008. Mr. Mrozek also served as President and Chief Financial Officer of The ServiceMaster Company from January 2004 to November 2006 and as its President and Chief Operating Officer from 2002 to January 2004. He served as President and Chief Operating Officer of ServiceMaster Consumer Services, ServiceMaster’s largest segment, from January 1997 until 2002. Mr. Mrozek joined ServiceMaster in 1987 and held various senior positions in general management, operations and finance, in addition to those specifically noted above. Prior to joining ServiceMaster, Mr. Mrozek spent 12 years with Arthur Andersen & Co. Mr. Mrozek previously served on the board of Chemed Corporation (NYSE: CHE) until May 2010, and he currently serves on the board of IDEX Corporation (NYSE: IEX), where he chairs the Audit Committee.

Mr. Mrozek’s executive operating and financial responsibilities with The ServiceMaster Company and his other board service provide him with a keen understanding of the management, financial and operational requirements of a large public company, including effective growth, retention and capital structure strategies, as well as an understanding of the roles and responsibilities of board members of such companies. Additionally, Mr. Mrozek is able to draw upon his public accounting experience and financial oversight positions as he assists our board in evaluating our financial results, internal controls, financial reporting and risk management practices.
2005
Our Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement.

Directors and Executive Officers of the Company

Name	Age	Title	Director Term Expires
Douglas A. Milroy	54	Chief Executive Officer and Director (Class II)	2015
Jeffrey L. Wright	51	Executive Vice President, Chief Financial Officer and Director (Class II)	2015
Robert G. Wood	65	President, G&K Services Canada Inc.	—
Jeffrey L. Cotter	46	Vice President, General Counsel and Corporate Secretary	—
Timothy N. Curran	52	Senior Vice President, U.S. Field	—
John S. Bronson	65	Director (Class III)	2013
Lynn Crump-Caine	57	Director (Class I)	2014
J. Patrick Doyle	50	Director (Class I)	2014
Wayne M. Fortun	64	Director (Class III)	2013
Ernest J. Mrozek	60	Director (Class III)	2013
M. Lenny Pippin	66	Director, Chairman of the Board and Presiding Director (Class I)	2014
Alice M. Richter	60	Director (Class II)	2015
Douglas A. Milroy – Mr. Milroy has served as our Chief Executive Officer and a director since May 2009. Mr. Milroy served as our President, Direct Purchase and Business Development from November 2006 to May 2009. Mr. Milroy joined us with more than 20 years of global leadership experience in business-to-business organizations. Most recently, between 2004 and November 2006, Mr. Milroy was managing director of The Milroy Group LLC, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager – Food and Beverage North America and Water Care for Ecolab, Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company. Until his resignation in June 2013, Mr. Milroy served on the board of JSJ Corporation, where he was a member of the Audit Committee.
Mr. Milroy brings to our board his broad strategic vision for our company, and he is a trusted advisor. Mr. Milroy has in-depth knowledge of all aspects of our company and our business, together with a deep understanding and appreciation of our customers and their business operations. Mr. Milroy creates a critical link between management and the board, enabling the board to perform its oversight function with the benefit of management’s perspective on our business. As Chief Executive Officer, Mr. Milroy is responsible for determining the company’s strategy and for communicating that strategy throughout the organization. Mr. Milroy’s prior business experience, including his international business experience, provides him with a valuable perspective on operational, strategic and management matters facing large companies and an intimate understanding of motivating employees to ensure effective execution of initiatives. Mr. Milroy also has extensive experience with merger and acquisition transactions, including integrating companies to realize synergies and create efficiencies.
Jeffrey L. Wright – Mr. Wright has served as our Executive Vice President and a director since May 2009 and as our Chief Financial Officer since 1999. Previously, Mr. Wright served as our Senior Vice President from January 2004 until May 2009, our Secretary from February 1999 until May 2004, and our Treasurer from February 1999 until November 2001. Mr. Wright was employed with BMC Industries, Inc. from 1996 until 1999, serving as its Controller from 1996 to 1998 and as its Treasurer from 1998 to 1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc. From 1984 to 1993, Mr. Wright was employed with Arthur

Andersen & Co. Mr. Wright also served in various capacities with our industry trade associations, including as Chairman of the Textile Rental Services Association. He also serves as a director and chairs the Audit Committee for the Greater Twin Cities United Way. Mr. Wright is a director of Hawkins, Inc. (NASDAQ: HWKN), where he serves on the Compensation Committee and the Governance and Nominating Committee and chairs the Audit Committee.
Mr. Wright’s long tenure with our company provides him with deep institutional knowledge. Mr. Wright also has a comprehensive knowledge of the industrial laundry business, including as a result of positions he previously held with our industry trade association. Mr. Wright is also able to provide our board with valuable insight with respect to the negotiation and implementation of mergers and acquisitions. Mr. Wright’s financial and public accounting experience provide him with a breadth of knowledge related to financial oversight, internal control over financial reporting and the alignment of financial and strategic initiatives.
Robert G. Wood – Mr. Wood has served as President of G&K Services Canada Inc. and affiliated entities since 1998, and as one of our Regional Vice Presidents between 1997 and 1998. Mr. Wood joined the company in 1995 as a General Manager and served as Executive Vice President of the company from May 2000 until July 2002. Prior to joining the company, Mr. Wood was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in several operating, sales, service and marketing positions.
Jeffrey L. Cotter – Mr. Cotter has served as our Vice President and General Counsel since June 2008. Mr. Cotter joined the company as Senior Corporate Counsel in January 2006 and was named Director of Legal Services and Corporate Secretary in September 2007. Prior to joining the company, since 2003, Mr. Cotter was a shareholder in the law firm of Leonard, Street and Deinard Professional Association, where he focused on securities law, as well as on mergers, acquisitions and related transactions. Prior to being a shareholder in Leonard, Street and Deinard, Mr. Cotter was an associate at the firm (1997-1999; 2001-2003), as well as Assistant General Counsel of Stockwalk.com, Inc. (1999-2001) and an associate in the law firm of Briggs & Morgan, P.A. (1995-1997).
Timothy N. Curran – Mr. Curran has served as our Senior Vice President, U.S. Field since October 2008. Mr. Curran joined the company as Regional Vice President in 2004. Prior to joining the company, Mr. Curran served as Vice President, Operations for a distribution division of WebMD from 2002 to 2004, and served as Division General Manager and Director of Business Development for OMNOVA Solutions, a performance chemical and decorative products company, from 2000 to 2002. Mr. Curran also held various operating and leadership positions with Honeywell International Inc. from 1993 to 2000.
John S. Bronson – see information under “Election of Class III Directors” above.
Lynn Crump-Caine – Ms. Crump-Caine is a director of the company and serves as a member of the Audit Committee of our Board of Directors. Ms. Crump-Caine founded Outsidein Consulting and she currently serves as its Chief Executive Officer. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various senior capacities with McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems, from 2002 to 2004, its Executive Vice President, U.S. Restaurant Systems, from 2000 to 2002, and its Senior Vice President, U.S. Operations, from 1998 to 2000. Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc. (NYSE: KKD), where she chairs the Compensation Committee and serves on the Nominating and Corporate Governance Committees. She also chairs the board of Advocate Health Care and is a member of that board’s Executive, Audit and Compensation Committees.
Ms. Crump-Caine’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, gives her a unique understanding of complex operating systems. Ms. Crump-Caine provides a valuable perspective to our board in a multitude of areas, including training, brand development and operations. Ms. Crump-Caine is well positioned to understand the multifaceted governance matters facing large public companies today. Ms. Crump-Caine also brings useful insights from, among other things, her service on other boards, including another public company board, and her commitment to continuing education.
J. Patrick Doyle – Mr. Doyle is a director and serves as a member of the Compensation Committee of our Board of Directors. Mr. Doyle currently serves as a director and as President and Chief Executive Officer of Domino’s Pizza, Inc. (NYSE: DPZ), a position he has held since March 2010. Prior to being named Domino’s President and Chief Executive Officer, Mr. Doyle served as President of Domino’s U.S.A. from September 2007 to March 2010, as Domino’s Executive Vice President of U.S. Corporate Stores from October 2004 to September 2007, as Domino’s Executive Vice President of International from May 1999 to October 2004, as Domino’s interim Executive Vice President, Build the Brand, from December 2000 to July 2001 and as Domino’s Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Prior to joining Domino’s, Mr. Doyle served as Vice President and General Manager for the U.S. baby food business of Gerber Products Company.
Mr. Doyle’s top-level executive and board experience with Domino’s enables him to understand the importance and effective means of achieving sales growth, building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Doyle also has experience managing complex route delivery systems. Our board has benefited from Mr. Doyle’s extensive merger and acquisition experience, as well as his familiarity with international business issues. Finally, Mr. Doyle’s wide-ranging experience in the food service industry provides our board with valuable insight into creating relevant marketing and growth strategies and building brand awareness.
Wayne M. Fortun – see information under “Election of Class III Directors” above.
Ernest J. Mrozek – see information under “Election of Class III Directors” above.
M. Lenny Pippin – Mr. Pippin is a director, serves as the Chairman of the Board and Presiding Director of our Board of Directors and serves as Chair of the Corporate Governance Committee. Mr. Pippin served as Vice Chairman, President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, from November 1999 until February 2008. Since 2008, Mr. Pippin has acted as a business consultant. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries.
Mr. Pippin’s prior business experience with The Schwan Food Company and Lykes Brothers provides him with a keen understanding of the many strategic and operational challenges facing companies such as ours, including the importance of managing a complex route delivery system. Mr. Pippin also has experience with building sales, improving brand awareness, ensuring leadership development and understanding issues facing businesses like ours. As Chairman of our board, Mr. Pippin possesses valuable leadership, analytical, strategic and risk assessment skills. Mr. Pippin is also well versed with corporate governance requirements facing boards of large public companies.
Alice M. Richter – Ms. Richter is a director and serves as Chair of the Audit Committee of our Board of Directors. Ms. Richter is one of our Audit Committee Financial Experts. Ms. Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation. Ms. Richter is a member of the boards of West Marine, Inc. (NASDAQ: WMAR), where she serves as Chair of the Audit Committee, Bluestem Brands, Inc., where she serves as the Chair of the Audit Committee, and Thrivent Financial for Lutherans, where she chairs the Audit Committee and serves on the Marketing/Strategic Oversight Committee. Ms. Richter has also been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.
With more than 25 years of experience with a large international public accounting firm, Ms. Richter possesses a significant understanding of accounting principles and financial reporting, evaluating financial results and the processes of financial reporting, risk management and internal control over financial reporting of both publicly and privately held companies. Ms. Richter also brings useful corporate governance and compliance insights from, among other things, her service on boards and other board committees and her commitment to continuing education regarding board service and compliance issues.

GOVERNANCE OF THE COMPANY
Board of Directors and Committees
Board of Directors
Our board currently separates the office of Chairman of the Board from the office of Chief Executive Officer. Mr. Pippin serves as our independent Chairman of the Board, and his primary responsibilities include managing the board, facilitating communication among directors and between the board and management and leading the board self-evaluation process. Our board understands that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. As such, our board will review periodically whether to retain a non-executive in the Chairman of the Board position.
Our board has also established the following permanent committees to assist with providing oversight to the company: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Our board has adopted a written charter for each of these committees, copies of which are available at our website at http://www.gkservices.com.
Our board held four meetings during fiscal 2013, all of which were held in person, and took action by written consent two times. Each of our directors attended more than seventy-five percent of the meetings of the board and the committees of the board on which such director served during the 2013 fiscal year.
Director Attendance at Annual Meetings of Shareholders
We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. All of our directors attended our fiscal 2012 annual meeting of shareholders.
Independence
With the exception of Messrs. Milroy and Wright, all of the members of our board are independent within the meaning of applicable NASDAQ Global Select Market and SEC rules. When considering the independence of directors, the board determined that Mr. Doyle’s position with Domino’s Pizza, Inc. which is a customer of the company, did not impair his independence. All of the transactions with Domino’s Pizza were conducted on arm’s length terms in the ordinary course of business, and the amount involved with the transactions represents less than 1% of our revenues.
Board Oversight of Company Risk
We rely on our comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. Through our ERM process, our management, with board oversight, works to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. As a part of our ERM process, management regularly reviews the effectiveness of our risk management practices and capabilities to determine our risk exposure. Management then elevates certain key risks for discussion at the board level. Our board, with the assistance of management, also annually reviews the effectiveness of our ERM program. Our ERM program is overseen by our board. Our Vice President and General Counsel, who is a member of our executive team, and our Director of Internal Audit have day-to-day management responsibility for this program.

Additionally, our Audit Committee is primarily responsible for oversight of our policies and practices concerning internal control over financial reporting and risk assessments related thereto. Our Audit Committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the external audit process and results and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of management on the internal audit plan, Sarbanes-Oxley Section 404 compliance, any significant litigation, ethics matters and health, safety and environmental matters. The committee also regularly holds executive sessions with representatives of our independent public accounting firm.
In addition to the Audit Committee’s role in financial risk oversight, each of the other board committees considers risk as it relates to its particular areas of responsibility. Our Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without incentivizing undue risk. The committee receives regular briefings from our Vice President, Human Resources, our Vice President and General Counsel, our Senior Compensation Manager and the committee’s retained compensation consultant. Finally, our Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from our Vice President and General Counsel.
Consideration of Director Candidates
The Corporate Governance Committee, together with the Chairman of the Board and other directors, recruits director candidates and presents qualified candidates to the board for consideration. At each annual shareholders’ meeting, the board proposes to the shareholders a slate of nominees for election or re-election to the board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of our Corporate Secretary at our headquarters address. We have historically used third party search firms to locate and evaluate qualified candidates.
Qualified director candidates, whether identified by shareholders or otherwise, will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, the candidate's ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. The Corporate Governance Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The Corporate Governance Committee considers a number of factors in its evaluation of diversity, including diversity with respect to viewpoint, skills, experience, community involvement, geography, age, race, gender and ethnicity. Based on these factors and the qualifications and background of each director, we believe the current composition of our board is diverse.
If the Corporate Governance Committee approves a candidate for further review following an initial screening, it establishes an interview process for the candidate. Generally, the candidate meets with members of the Corporate Governance Committee, the Chairman of the Board and our Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance

Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the board. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, concern for the company’s success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital role in our good corporate citizenship and image, time available for meetings and consultation on company matters and willingness to assume broad, fiduciary responsibility. Shareholders who wish to nominate a candidate for election to our board at the annual meeting must comply with our advance notice bylaw described elsewhere in this proxy statement.
Corporate Governance Committee
We have established a Corporate Governance Committee of the Board of Directors comprised solely of “independent directors” (as defined by applicable rules and regulations of the Securities and Exchange Commission (the SEC), NASDAQ Global Select Market and other relevant regulatory bodies), one of whom also serves on the Compensation Committee of the board. The Corporate Governance Committee operates pursuant to a written charter adopted by the board. The primary roles of the Corporate Governance Committee are to monitor the effectiveness of the board in carrying out certain responsibilities, to assure appropriate board composition, to recommend a Chief Executive Officer and to facilitate the board's annual review of our Chief Executive Officer's performance and the operation of the board (including its Chairman and its various committees). In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.
The Corporate Governance Committee, which presently consists of Chair Mr. Pippin and Mr. Bronson, held one meeting during fiscal 2013, which was held in person, and did not take action by written consent. The Chair and members of the Corporate Governance Committee are appointed by our board.
Audit Committee
We have established an Audit Committee of the Board of Directors which assists the board in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by the board. As set forth in the charter, the primary responsibilities of the Audit Committee include serving as an independent and objective party to monitor our financial reporting process and the system of internal control over financial reporting, reviewing and appraising the audit results of our independent auditors and internal audit department, and providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and our board. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act.
The Audit Committee, which presently consists of Chair Ms. Richter, Ms. Crump-Caine and Mr. Mrozek, held nine meetings during fiscal 2013, four of which were held in person and five of which were conducted by telephone, and did not take action by written consent. The Audit Committee met and held discussions with management and representatives from Ernst & Young prior to the public release of earnings information for each of our completed fiscal periods, and prior to each Quarterly Report on Form 10-Q and our Annual Report on Form 10-K being filed with the SEC.

Our board has determined that at least two members of the Audit Committee, specifically Ms. Richter and Mr. Mrozek, are “Audit Committee Financial Experts,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Global Select Market’s listing standards, and meets the criteria for independence set forth in Rule 5605(c)(2) of the NASDAQ Global Select Market’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our board has also determined that each of the Audit Committee members is able to read and understand financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.
Compensation Committee
The Compensation Committee of the Board of Directors, which presently consists of Chair Mr. Fortun and Messrs. Bronson and Doyle, held three meetings during fiscal 2013, all of which were held in person, and did not take action by written consent. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Global Select Market’s Rule 5605(d)(2) and “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934. The Compensation Committee reviews our compensation policies and practices and makes recommendations to the independent members of our board in connection with all compensation matters affecting our Named Executive Officers (NEOs). A description of the processes and procedures for considering and determining executive compensation is included in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.
Towers Watson, the Compensation Committee’s independent compensation consultant, provides independent compensation consultation and advice to the Compensation Committee to assist in aligning executive compensation with the long-term interests of shareholders and our corporate goals and strategies and ensuring our compensation remains competitive. Although Towers Watson primarily supports the Compensation Committee, on occasion, Towers Watson provides market data and general compensation consultation to management with respect to non-NEO employees. As requested by the Compensation Committee, Towers Watson provides guidance as it relates to the following committee responsibilities:

•	reviews Compensation Committee agendas and supporting materials in advance of each meeting;

•	as requested, attends Compensation Committee meetings;

•	makes recommendations on companies to include in our peer group, analyzes the selected peer group information and reviews other survey data for competitive comparisons;

•	reviews our executive compensation programs and competitive positioning for reasonableness and appropriateness;

•	reviews our total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	reviews survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provides market data and recommendations on Chief Executive Officer compensation without prior review by management, except for necessary fact checking;

•	provides market data and recommendations on director compensation;

•	reviews any significant executive employment or change-in-control provisions in advance of being presented to the Compensation Committee and/or the board for approval;

•	periodically reviews the Compensation Committee’s charter and recommends changes;

•	advises the Compensation Committee on best-practice ideas for board governance as it pertains to executive compensation as well as areas of risk in our compensation program;

•	as requested, advises the Compensation Committee on management proposals; and

•	undertakes other projects at the request of the Compensation Committee.
In fiscal 2013, as part of its ongoing services to the Compensation Committee, a Towers Watson representative attended two meetings of the Compensation Committee (either in person or telephonically) and worked on the following projects:

•	participated in review and design of our long-term incentive and equity programs;

•	participated in review and updating of our Compensation Committee charter; and

•	conducted market analysis of chief executive officer compensation and made recommendations for changes to Mr. Milroy's total compensation package for fiscal 2014.
Additionally, prior to the engagement of Towers Watson, Hay Group, the Compensation Committee's former compensation consultant, worked on the following projects:

•	reviewed our peer group and recommended changes thereto;

•	conducted market analysis of chief executive officer compensation and made recommendations on changes to Mr. Milroy’s total compensation package for fiscal 2013; and

•	advised regarding the special performance award granted to Mr. Milroy during fiscal 2013.
Compensation Committee Interlocks and Insider Participation
During fiscal 2013, no member of our Compensation Committee was an officer, former officer or employee of the company or any of its subsidiaries. During fiscal 2013, none of our executive officers served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the Compensation

Committee of our Board of Directors, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board.
Compensation Paid to Board Members
During fiscal 2013, we paid each director who was not otherwise employed by us an annual retainer of $50,000. We paid to members of the Audit, Compensation, and Governance Committees an annual retainer of $10,000, $6,000, and $5,000, respectively. We paid an additional $48,000 retainer to Mr. Pippin, our Chairman of the Board, a $20,000 retainer to Ms. Richter, Chair of the Audit Committee, a $12,000 retainer to Mr. Fortun, Chair of the Compensation Committee, and a $10,000 retainer to Mr. Pippin, Chair of the Corporate Governance Committee.
In addition, directors who are not otherwise employed by the company are eligible to participate in the Restated Equity Incentive Plan (2010). For fiscal 2013, each non-employee director was awarded a restricted stock grant of 2,071 shares, equivalent to approximately $73,000, based on the closing price of our common stock on the date of grant; Mr. Pippin, our Chairman of the Board, also received an additional restricted stock grant of 1,333 shares, equivalent to approximately $47,000. Each restricted stock grant vests in equal installments over a period of three years, beginning on the first anniversary of the grant date. Each new director also receives a one-time grant of options to purchase 3,000 shares of common stock upon his or her initial election to the board. The exercise price of these options is the closing price of our stock on the date of grant. Each such option has a 10-year term and vests in three equal installments beginning on the first anniversary of the grant date. Directors must remain in service for restricted stock and options to vest; therefore, any unvested grants will be forfeited upon termination of service to the board.
We have in place stock ownership requirements for our non-employee directors. Specifically, each of our non-employee directors is required to own a minimum number of shares equal to three times the director’s annual base retainer. Once achieved, each director must maintain this ownership level at all times during the director’s tenure with the company. The Compensation Committee annually reviews the progress against the ownership guidelines, and each of our non-employee directors has achieved ownership requirements.

Director Compensation Table
The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
John S. Bronson	61,000	73,023	~~—~~	134,023
Lynn Crump-Caine	60,000	73,023	~~—~~	133,023
J. Patrick Doyle	56,000	73,023	~~—~~	129,023
Wayne M. Fortun	68,000	73,023	~~—~~	141,023
Ernest Mrozek	60,000	73,023	~~—~~	133,023
M. Lenny Pippin	113,000	120,025	~~—~~	233,025
Alice M. Richter	80,000	73,023	~~—~~	153,023

(1)
The dollar amounts represent the aggregate grant date fair value of stock awards granted during fiscal 2013. The grant date fair value of a stock award is measured in accordance with FASB ASC Topic 718 based on assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013.

(2)
Consists of 2,071 shares granted to each director on January 2, 2013, which had a fair value of $35.26 per share, and 3,404 shares granted to Mr. Pippin on January 2, 2013, which had a fair value of $35.26 per share.

As of the end of fiscal 2013, each director held the following unvested restricted shares and unexercised options:

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Securities Underlying Unexercised Options Exercisable (#)
John S. Bronson	4,490	15,100
Lynn Crump-Caine	4,490	7,800
J. Patrick Doyle	4,490	14,100
Wayne M. Fortun	4,490	12,100
Ernest Mrozek	4,490	14,100
M. Lenny Pippin	7,373	16,900
Alice M. Richter	4,490	12,100

Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our total compensation program for our NEOs. Our NEOs consist of our Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and the three most highly compensated executive officers, other than our Chief Executive Officer and our Executive Vice President and Chief Financial Officer, who were serving as our executive officers at the end of fiscal 2013. This discussion focuses on our compensation program and decisions in fiscal 2013, each as they relate to these individuals; we also address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.
Executive Summary
The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We strive to reward our NEOs fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe this mix drives company performance and assists with employee retention. Our NEOs are the following individuals:

•	Douglas A. Milroy, Chief Executive Officer;

•	Jeffrey L. Wright, Executive Vice President and Chief Financial Officer;

•	Robert G. Wood, President, G&K Services Canada;

•	Timothy N. Curran, Senior Vice President, U.S. Field; and

•	Jeffrey L. Cotter, Vice President, General Counsel and Corporate Secretary.
G&K delivered strong financial performance in fiscal 2013, despite continuing challenges in the macroeconomic environment and little employment growth among our customers. We made progress on all elements of our strategic game plan. We believe that our management team’s leadership and commitment to our strategic plan directly impacted our strong fiscal 2013 performance and that the compensation of our NEOs appropriately rewarded them for these achievements. In fiscal 2013, our adjusted earnings per diluted share increased 29% to $2.65, up from $2.06 in fiscal 2012. Adjusted operating margin increased 170 basis points to 9.5%, from 7.8% in the prior year. This margin expansion was achieved despite a continued increase in our merchandise costs. Adjusted return on invested capital increased 180 basis points to 8.8% from 7.0% in fiscal 2012. In addition, operating cash flow increased 54% to a record $112.1 million from $73.0 million in fiscal 2012. Our fiscal 2013 adjusted earnings per diluted share and operating margin excluded certain charges, primarily related to a plant closure in the rental business, restructuring the company’s direct sales businesses, and an increase to the company’s estimated multi-employer pension plan withdrawal liability, partially offset by the benefit from a change in the estimated useful lives of certain in-service merchandise assets. Without these adjustments, our reported earnings per diluted share were $2.38, and our reported operating margin was 8.6%. See Annex A for a table reconciling the reported amounts to the adjusted amounts.
In structuring the fiscal 2013 compensation program for our NEOs, the Compensation Committee of our Board of Directors considered a number of factors, including our financial and business results, the general economic outlook, individual performance and responsibilities, experience, competitive data and our board-approved financial plan for the fiscal year. Consistent with that financial plan, our Compensation Committee included in our fiscal 2013 executive compensation program challenging target financial performance objectives.
Within this framework, and reflecting its assessment of company and individual performance during fiscal 2013, our Compensation Committee took the following actions regarding compensation for our NEOs during fiscal 2013:

•	approved increases to the base salaries of Messrs. Wright and Wood of 3% or less and Messrs. Curran and Cotter of 15% and 4%, respectively, to make progress toward the market median;

•
approved annual cash incentive payouts for fiscal 2013 under our Management Incentive Plan (referred to as our MIP) that reflected performance at 155% of target for qualified performance-based measures;

•	granted to Mr. Milroy long-term equity awards, the grant date fair value of which was allocated 60% restricted stock and 40% stock options and which was set at 100% of his target grant value;

•	granted to Mr. Milroy a special performance award, subject to certain performance goals and additional time-vested conditions; and

•
granted to our other NEOs long-term equity awards whose grant date fair value was allocated 25% to stock options and 75% to restricted stock, and in each case reflected 100% to 130% of the NEO’s respective target grant value.

We believe that our compensation program is reasonable and market competitive, that it fairly reflects our performance over time and that it aligns the interests of our executive officers with the interests of our shareholders. We emphasize compensation opportunities that reward our executives when they meet or exceed targeted qualified performance measures and individual goals and objectives. The actual total compensation of each NEO varies depending upon individual performance and responsibilities, experience, competitive market data and the achievement of pre-established individual and corporate performance goals. Stock ownership guidelines and equity incentives serve to further align the interests of our executives with those of our shareholders and the long-term goals of the company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives and have benefited our company over time.
Overview of Compensation
What person or group is responsible for determining the compensation levels of executive officers?
The Compensation Committee of our Board of Directors, which consists entirely of independent directors and whose membership is determined by our board, is responsible for:

•	approving the design and implementation of our executive compensation program for both NEOs and non-NEO executives;

•
receiving and evaluating input from the Compensation Committee’s independent compensation consultant for the CEO’s compensation and input from both management and the compensation consultant for the remaining NEOs’ compensation;

•	annually reviewing NEO compensation and developing compensation recommendations for our board, after which only our independent directors vote on NEO compensation;

•	assessing risks arising from our compensation policies and practices for our employees;

•	regularly reporting on committee actions and recommendations at board meetings; and

•	working with the Audit and Corporate Governance Committees of our Board of Directors, as appropriate.

Our Compensation Committee engaged Hay Group to serve as an independent compensation consultant for the early part of fiscal 2013. Hay Group served the committee in this role beginning in 2005. Effective September 2012, the Compensation Committee replaced Hay Group with Towers Watson, which now serves as the committee's independent compensation consultant. The consulting and advisory services provided by Hay Group and Towers Watson to our Compensation Committee in connection with executive and director compensation were described previously in this proxy statement in the section “Governance of the Company – Compensation Committee.” The Compensation Committee also works with our human resources, compensation and benefits and legal professionals on the design and implementation of executive compensation programs and retirement plans, including the following qualified plans: the G&K Services Pension Plan (which was frozen on December 31, 2006) and the G&K Services 401(k) Savings Incentive Plan, and the following non-qualified plans: the Supplemental Executive Retirement Plan (which was frozen on December 31, 2006) and the Executive Deferred Compensation Plan (our DEFCO plan). On behalf of our Compensation Committee, our Retirement Committee manages the administrative duties and responsibilities for our United States qualified and non-qualified retirement plans and serves as plan administrator of such qualified plans. Our Retirement Committee provides oversight to our Canada Pension Committee regarding the Canadian registered plans and retirement compensation arrangements and to our labor relations personnel with regard to union and multiemployer pension plan issues.
Certain of our senior officers have roles in the compensation process, as follows:

•	each NEO, other than the Chief Executive Officer, provides a self-evaluation prior to his performance review with Mr. Milroy;

•
Mr. Milroy conducts a performance review of each NEO to assess such NEO’s performance against business and individual performance objectives, to note any significant strengths and accomplishments, and to note challenges and areas for improvement;

•
Mr. Milroy recommends compensation actions (base salary, assessment of individual performance on annual management incentive compensation calculation and equity grant) with respect to our NEOs, other than for himself, and submits those recommendations to the Compensation Committee for review;

•	Mr. Milroy conducts an assessment of his performance during the fiscal year, which he reviews with the board;

•	Mr. Milroy provides his perspective on recommendations provided by the Compensation Committee's consultant regarding compensation program design issues;

•
our Vice President, Human Resources provides input on plan design, structure and cost, and assesses the implications of all recommendations on recruitment, retention and motivation of company employees, as well as company financial results; and

•
when requested by the Compensation Committee, other officers, such as the Executive Vice President and Chief Financial Officer, Vice President and Controller, and our Vice President, General Counsel and Corporate Secretary, may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees, as well as our financial results.

Our independent directors also have roles in the compensation process, as follows:

•	each independent director completes an evaluation of Mr. Milroy’s performance;

•	the Corporate Governance Committee summarizes the results and presents them to the board, which engages with Mr. Milroy in a discussion regarding his performance; and

•	the independent directors vote on all compensation recommendations, consistent with the requirements of Section 162(m) of the Internal Revenue Code, discussed more fully below.
Discussion and Analysis
The following discussion and analysis is limited to our NEO compensation program, focuses on the program and decisions for fiscal 2013 and specifically answers the following questions:

1.	What are the objectives of our compensation program?

2.	What is our compensation program designed to reward?

3.	What is each element of compensation?

4.	Why do we choose to pay each element?

5.	How do we determine the amount/formula for each element?

6.	How does each element and our decision regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

7.	How do our compensation policies relate to our risk management practices and/or risk-taking incentives?
What are the objectives of our compensation program?
The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and to reward them for performance that creates long-term shareholder value. We seek to increase shareholder value by rewarding performance with competitive compensation that ensures direct linkage between pay, company performance and results for our shareholders. Base salary, short- and long-term incentive opportunities will differ among NEOs due to the differing levels of roles and responsibilities of each NEO, experience, competitive market data and the achievement of individual and corporate performance goals. We strive to drive performance and reward employees fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe that our base pay, short- and long-term incentives and other benefits are sufficiently balanced between short-term and long-term performance and do not encourage unnecessary risk-taking.
What is our compensation program designed to reward?
Our compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities designed to reward the achievement of company performance objectives, including long-term growth in shareholder value and successful execution of our strategic game plan, strong individual initiative and team performance.
What is each element of compensation and why do we choose to provide it?
There are five components of our executive compensation program:

•	base salary;

•	MIP (short-term incentives);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.

We seek to allocate the mix of each of the above components to deliver a market-competitive total compensation package. Base salary and short- and long-term incentives are reviewed against external market data and peer group data to determine overall compensation levels. Short-and long-term incentives are expressed as a percentage of base compensation. For fiscal 2013, based on market data, we implemented a moderate increase in base salary and a slight increase in long-term incentives for our NEOs. Similarly, based on market data, in fiscal 2013, we made changes to target bonus levels for two of our NEOs. We made no other changes to our offered short-term incentives.
Base Salary
Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance in their individual roles. Providing executives with competitive base salaries allows us to attract high-caliber talent and retain executives’ on-going services by providing them with a level of financial certainty. We review executive base salary on an annual basis (generally comparing to the median of the competitive market for each position), and any increases are based on individual performance and responsibilities, experience and prevailing market conditions. During fiscal 2013, we awarded merit pay increases to our NEOs based on individual performance and overall company performance. Our board approved base salary adjustments in fiscal 2013 for the Executive Vice President and Chief Financial Officer; the Senior Vice President, U.S. Field; and the Vice President, General Counsel and Corporate Secretary based on market data. Messrs. Milroy and Wood did not receive a base salary adjustment in fiscal 2013.
For fiscal 2013, each of our NEO’s annual base salary set by the Compensation Committee (effective September 1, 2012) reflected the following percentage of the market median: Mr. Milroy – 90%; Mr. Wright – 104%; Mr. Wood – 131%; Mr. Curran – 96%; and Mr. Cotter – 97%. Each NEO’s actual compensation position relationship to the market median differs due to job content and responsibilities, experience and individual performance.
Annual Management Incentive Plan (MIP)
Our MIP is a variable pay program tied to achievement of annual business and individual performance goals. The MIP is designed to compensate NEOs for meeting specific company financial goals and for individual performance. MIP target incentive levels are based on competitive market data, job content and responsibilities.
Cash incentive awards to our NEOs that are based on qualified performance-based measures may be settled in cash as performance awards under our Restated Equity Incentive Plan (2010), with terms similar to our MIP awards, so that any payments will be deductible pursuant to Section 162(m) of the Internal Revenue Code. Such an award was granted to Mr. Milroy for fiscal 2013. For ease of reference, we will refer to the MIP-like awards under our Restated Equity Incentive Plan as MIP awards in this discussion. Target incentive levels are expressed as a percentage of base salary, as follows:

Position	Target Incentive (as a % of Base Salary)
Chief Executive Officer	100%
Executive Vice President and Chief Financial Officer	60%
President, G&K Services Canada	50%
Senior Vice President, U.S. Field	60%
Vice President, General Counsel and Corporate Secretary	40%
As stated above, short-term incentive percentages are compared to market as well as to internal comparisons and will vary based on each NEO’s position and responsibilities within the company.
Management Incentive Plan Payouts
In fiscal 2013, our MIP design utilized an annual measurement period for financial goals. The MIP payout was calculated based on actual performance against financial goals set at the beginning of the fiscal year. These measures were reviewed and approved by the Compensation Committee. The measures aligned NEOs with clear line-of-sight responsibility to:

•
Qualified Performance-Based Financial Measures:    Revenue, earnings per share (EPS) and return on invested capital (ROIC) were chosen as the key financial measures for the performance portion of the MIP because they best represent our primary short-term financial goals and align with and support the attainment of our long-term strategy. ROIC is calculated by dividing trailing 12-month adjusted net operating income after tax (assuming a 38.5% tax rate) by invested capital. Invested capital is equal to the sum of total debt and shareholders’ equity, less cash.

•
Individual Discretionary:    Discretionary assessments of performance, as discussed in more detail below, consider all dimensions of performance over the year, including individual performance, functional leadership, teamwork and collaboration and results achieved on assigned tasks or projects.

Plan Measures and Weights and Performance Targets
The MIP measures and weights for fiscal 2013, as well as the performance targets and results, are as follows:

	Weights		Performance Targets for Financial Measures			Results(3)
Plan Measures	CEO	EVP, President G&K Canada, SVP and VP	Threshold - 0% Payout	Target - 100% Payout	Maximum - 200% Payout	Achievement	Payout Factor
Qualified Performance Measures:
Revenue Achievement(1)	32%	28%	$847.9 million	$902.0 million	$929.1 million	99.9%	99.8%
EPS Achievement(1)	32%	28%	$1.84	$2.30	$2.47	107.6%	200.0%
ROIC Achievement(1)	16%	14%	6.4%	8.0%	8.6%	106.3%	176.0%
Individual Discretionary:(2)	20%	30%	N/A	N/A	N/A		(2)
Total	100%	100%

(1)	In order to earn a payout for this objective, performance must be achieved above the threshold level.

(2)
The actual payout factor for each NEO for the individual discretionary assessment component of the MIP for fiscal 2013, expressed as a percentage of the applicable 20% or 30% weight, was as follows: Mr. Milroy –200%, Mr. Wright – 120%, Mr. Curran – 160%, Mr. Wood – 120% and Mr. Cotter – 130%.

(3)
At the Compensation Committee’s discretion, certain adjustments were excluded for purposes of calculating incentive compensation. These adjustments included the impairment of certain long-lived assets associated with our direct purchase program business, all financial results and related restructuring costs associated with our acquisition during the year and the benefit of the change in estimated merchandise lives. The maximum payouts for NEOs and other executives reporting to the CEO were determined based on a formula for the financial measures, as follows: if consolidated total revenue was between 100% and 102% of target, for each 1% of consolidated total revenue above target, the payout factor increased by 25% up to 150%, after which each 1% of consolidated revenue over target resulted in a 50% increase in the payout factor, up to a maximum payout of 200%; when EPS and ROIC were between 100% and 105% of target, for each 1% above the target, the payout factor increased by 10% up to 150%, after which each 0.5% increase over target resulted in a 10% increase to the payout factor, up to a maximum payout of 200%. Actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold.

Plan measures and weights were carefully reviewed and approved by the Compensation Committee. Performance targets are recommended prior to each fiscal year based on business unit plans, expected progress toward long-term goals and anticipated market conditions. The annual performance targets for company revenue, EPS and ROIC are then presented to and approved by the Compensation Committee based on the company’s overall financial plan approved by our board. MIP payouts for company financial measures are based on actual business results compared to the performance targets, which were approved at the beginning of the fiscal year, subject to certain limited adjustments, as noted in the “Executive Summary” section above and in the footnotes to the above table. We strive to recognize all achievement between the threshold and maximum levels of performance; therefore, actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold. Achievement of the target yields a 100% payout of the incentive. Incentive payouts are calculated using a mathematical formula which provides a modest incremental payout for performance above threshold, but below target. Greater increments in the incentive payout are applied for performance above target to incentivize overachievement. For purposes of complying with Section 162(m) of the Internal Revenue Code, the performance portion of MIP payout for Mr. Milroy is paid pursuant to our Restated Equity Incentive Plan (2010) that was approved by our shareholders.
At the end of the fiscal year, Mr. Milroy recommends a rating of the results for his direct reports, including executives other than NEOs, and presents such recommendations to the Compensation Committee for review and, with respect to the NEOs, to the independent members of the board for final review and approval. Mr. Milroy’s performance is evaluated by the board, and the board, excluding Messrs. Milroy and Wright, approves the rating on Mr. Milroy’s individual performance. As is discussed more fully below, to ensure that we meet the requirements of Section 162(m) of the Internal Revenue Code, our independent directors approve all compensation decisions for our NEOs.
MIP Calculation for Fiscal 2013
The payout for each qualified performance-based measure of an NEO’s MIP calculation is determined by multiplying the following factors: the NEO’s base salary, his target incentive percentage, the applicable measure weight and the payout factor. The total payout is equal to the sum of the payouts for each measure. Our Compensation Committee determines incentive compensation plan design for financial measures based generally on achievement of certain targets against an internal business plan approved annually by our board, subject to certain limited adjustments, as discussed in “Executive Summary” above and in the footnotes to the table above. Over the past three years, the payout percentage has ranged from 131% to 158% of each executive participant’s target award opportunity for these measures, with an average payout percentage equal to approximately 148% of the target award opportunity. MIP payouts are currently capped at 200% of target.
The Compensation Committee determines the individual discretionary portion of each NEO’s MIP award following recommendations from Mr. Milroy, other than with respect to himself. With respect to all NEOs, including Mr. Milroy, the Compensation Committee recommends the individual discretionary bonus amounts to the independent members of our board based on performance, company results, market data and previous awards. Our independent directors approve the individual discretionary award for all NEOs.

In determining the discretionary component of each NEO’s award, the independent members of our board, the Compensation Committee and Mr. Milroy, other than with respect to himself, considered the individual accomplishments listed in the table below.

Douglas A. Milroy
• leadership, refinement and ongoing execution of our strategic game plan;
• fostering the development of organizational skills and capabilities;
• execution of ongoing day-to-day key business initiatives; and
• developing a cohesive leadership team.

Jeffrey L. Wright
• refinement and ongoing execution of our strategic game plan;
• successful oversight of all financial, accounting and financial reporting obligations;
• management of the company’s overall corporate finance and capital structure needs;
• effective cost management; and
• in-depth financial analysis.

Robert G. Wood
• refinement and ongoing execution of our strategic game plan;
• leadership and strategic direction of our Canadian corporate and field operations;
• leadership of process improvement initiatives throughout our Canadian field operations; and
• effective revenue and cost management, emphasizing a culture of profitable growth.

Timothy N. Curran
• refinement and ongoing execution of our strategic game plan;
• leadership and strategic direction of our U.S. field operations;
• leadership of process improvement initiatives throughout our U.S. field operations; and
• effective revenue and cost management, emphasizing a culture of profitable growth.

Jeffrey L. Cotter
• refinement and ongoing execution of our strategic game plan;
• effective legal support for company-wide business initiatives;
• leadership of our enterprise risk management process; and
• attendance to our ongoing legal matters and corporate governance needs.

Long-Term Equity Compensation
Long-term equity compensation supports strong organization performance over a period of three to five years, depending on the type of equity granted. Long-term equity compensation aligns NEOs’ compensation with shareholders’ interests, rewards NEOs for increasing long-term shareholder value and promotes executive retention. Similar with cash compensation, long-term equity award targets for each position are established each year based on competitive market data and are targeted to market median levels, while taking into account dilution and the rate at which equity grants deplete the number of shares available for grant. We also consider individual performance when granting equity awards.
In fiscal 2013, we granted three types of equity awards:

•
Non-Qualified Stock Options – each stock option represents the right to purchase a specified number of shares of our common stock at a price equal to the fair market value of the common stock on the date of grant. All options granted during fiscal 2013 vest and become exercisable in equal installments over three years, commencing on the first anniversary of the grant date, and have a term of ten years.

•
Restricted Stock – restricted stock represents the issuance of shares of common stock that are subject to vesting restrictions. For all restricted stock granted during fiscal 2013, other than Mr. Milroy's Performance Award discussed below, restrictions were based on years of service and lapse in equal installments over five years, commencing on the first anniversary of the grant date.

•
Performance Award for Mr. Milroy – In August 2012, the Board granted Mr. Milroy an award of performance-based restricted stock (referred to as the Performance Award) that contains both a financial performance component and a service component. The Performance Award has a target level of 100,000 restricted shares, a maximum award of 150,000 restricted shares and a minimum award of 50,000 restricted shares, subject to attainment of financial performance goals and service conditions. The financial performance goals are based on ROIC, which will be determined as of the end of our 2015 fiscal year and is defined as trailing 12 month adjusted net operating income after tax, divided by the end of period sum of total debt plus shareholders' equity minus cash. The ROIC targets are as follows: ROIC of 8% to earn the minimum award; ROIC of 10% to receive the target award; and ROIC of 12% to receive the maximum award. ROIC achievement between minimum, target and maximum levels will be interpolated. Subject to Mr. Milroy's continued employment, under the service component of the Performance Award, 33% of the Performance Award will vest at the end of fiscal 2015, to the extent the financial performance component has been achieved. An additional 33% of the achieved Performance Award will vest if Mr. Milroy remains employed by the Company at the end of fiscal 2016, and the balance of the achieved Performance Award will vest if Mr. Milroy remains employed by the Company at the end of fiscal 2017.
Grant Targets and Mix
Our annual equity grant practice, which does not include Mr. Milroy's Performance Award, is to use a combination of stock options (to reward profitable growth) and restricted stock (to support retention). Each year, we establish target grant values taking into consideration market median grant levels, while still managing annual run rate and shareholder dilution. For fiscal 2013, the grant date fair value of the long-term incentive awards for each of our NEOs consisted of the following percentage of the market median: Mr. Milroy – 104.8%; Mr. Wright – 98.6%; Mr. Wood – 137.7%; Mr. Curran – 80.6%; and Mr. Cotter 92.9%. With respect to the target expected value of equity compensation grants, for fiscal 2013 for each of our NEOs other than Mr. Milroy, the Compensation Committee approved an allocation of 25% stock options and 75% restricted stock. For Mr. Milroy, the Compensation Committee approved an allocation of 40% stock options and 60% restricted stock, which we believe appropriately encourages achievement of our objectives. After establishing the mix, the target grant dollar levels are converted into shares using the following formulas:

•	Stock Options: (percentage allocated to stock options x target grant dollar level)/Black Scholes value

•	Restricted Stock: (percentage allocated to restricted stock x target grant dollar level)/per share value of our common stock as of the date of the calculation.
Based on the considerations outlined above, in fiscal 2013, each of our NEOs received equity grants equal to the following percentage of their respective target dollar value: Mr. Milroy – 100% of $1,200,000 target (excluding his Performance Award); Mr. Wright – 110% of $311,524 target; Mr. Wood – 100% of $277,575 target; Mr. Curran – 130% of $277,575 target; and Mr. Cotter – 120% of $197,628 target. All grants are based on target values and each respective NEO’s individual performance and responsibilities.
Grant Practice
We make our equity grants effective as of the date of our August board meeting, which occurs after our year-end earnings announcement. The Compensation Committee may also grant stock options or restricted stock to NEOs at times other than the annual grant date, e.g., upon hire or promotion, with the price set equal to the closing market price on the day of grant.
Equity Holding Guidelines
We believe that requiring executive officers to hold significant amounts of our common stock strengthens the alignment of our executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Currently, our equity holding guidelines require NEOs to hold one-half of all shares granted for a period of three years, net of the number of any shares required to cover estimated taxes and exercise costs. The holding requirements apply to restricted stock at the time of vesting and stock options at the time of exercise. Our NEOs are allowed five years to achieve ownership targets, which are five times base salary for Mr. Milroy and three times base salary for the remaining NEOs. The Compensation Committee annually reviews the progress against the ownership guidelines. Each of our NEOs has either achieved or is on track to achieve his requisite level of ownership.
Benefits
Benefits include health and welfare, retirement and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Our sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as our other salaried employees, as well as the following supplemental benefits:

•
Supplemental Executive Retirement Plan (SERP) (this plan was frozen as of December 31, 2006; therefore Messrs. Milroy and Cotter do not participate, nor does Mr. Wood, as he is a Canadian employee and is not covered by the plan);

•	Executive Deferred Compensation Plan (DEFCO) (Mr. Wood is a Canadian employee and is not covered by the plan);

•	executive long-term disability insurance;

•	financial planning services

▪	Chief Executive Officer – $7,500 each year

▪	All other NEOs – $5,000 each calendar year;

•	executive physical; and

•	weekly taxable car allowance: Mr. Milroy – $375, Mr. Wood – $412 CAD, Mr. Wright – $375 and Mr. Curran – $231. Mr. Cotter does not receive a car allowance.
Severance and Change-in-Control Benefits: Employment Agreements
Severance and change-in-control benefits include salary and certain benefits that are paid in the event of termination of employment under certain circumstances, including following a change in control. Generally, severance compensation is paid and performance-based equity awards immediately vest if an NEO is terminated within a specified time period following a change in control. Additionally, restricted stock and stock options that are not performance based generally vest immediately upon a change in control, which allows the NEO to participate and realize benefits as an equity holder in the transaction resulting in the change in control. Severance and change-in-control benefits help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change.
We currently utilize employment agreements for the following positions in our organization: Chief Executive Officer, Executive Vice President and Chief Financial Officer, President, G&K Services Canada Inc. and Senior Vice President, U.S. Field. Accordingly, we have entered into employment agreements with Messrs. Milroy, Wright, Wood and Curran that provide benefits to the executive if, among other things, the executive is terminated after a change in control of the company. We also have in place an Executive Severance and Change in Control Policy under which Mr. Cotter is entitled to certain benefits, including following certain termination and change in control events. These agreements and policy were put in place and the related triggers were selected to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that these agreements and policy are beneficial because, in consideration for these severance arrangements, the executives agree to noncompetition and non-solicitation covenants for a period of time following termination of employment.
Why do we choose to pay each element?
We strive to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. Our intent is to develop a compensation program that rewards the annual accomplishment of the company’s goals and objectives, while supporting our long-term business strategy, and that encourages our executives to increase shareholder value.
How do we determine the amount/formula for each element?
Executive compensation is reviewed annually, as follows:

Compensation Committee meeting held In:	Agenda
February	Review and approve the peer group
June	Review market data; establish equity guidelines; review and approve MIP design and approve company financial performance targets for the upcoming fiscal year
August
Review executive equity holdings, review director compensation; review performance for prior year and recommend merit increases; recommend MIP payouts and equity grants for NEOs, provided that our independent directors approve all compensation actions for NEOs

Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by selected employers of comparable size, growth and profitability, both in and outside our industry. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. The Compensation Committee's consultant works with our internal human resources and compensation and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. The consultant also provides background material for consideration by the Compensation Committee with respect to compensation for Mr. Milroy. The Compensation Committee evaluates our executive compensation based on competitive market information obtained from proxy data from a peer group of 17 publicly-traded companies that have one or more of the following factors in common with our company: similar industry sector (business services), similar size (revenue, capitalization, number of employees) or geographic proximity to our company. The Compensation Committee also evaluates competitive market information by reviewing general survey data from similarly sized companies.
We benchmark the total direct compensation of our NEOs against our peer group. In addition, our compensation department provides supporting market data and analysis to the Compensation Committee. While we consider data from both sources for setting compensation for all of our NEOs, we rely on peer group data more heavily for Messrs. Milroy and Wright, as the peer group has more reliable comparisons for their positions. When we deliver targeted financial results, we determine total direct compensation (base salary, cash bonus and equity awards) by considering both the 50th percentile of our peer group and the median of the market data. We assess our position against the 50th percentile or market median as a percent, 100% equating to the 50th percentile or market median. We seek to pay our executives fairly and to directly link pay to performance, with incentive compensation based on the performance criteria previously discussed. For fiscal 2013, incentive compensation (annual cash bonus and equity awards) accounted for approximately 89% of the total direct compensation of Mr. Milroy and 61% of the average total direct compensation of our other NEOs.
Peer Group Data
The various total direct compensation elements of our executive compensation program for fiscal 2013 were benchmarked relative to the compensation provided to executives of the following companies:

•	Apogee Enterprises, Inc.

•	Arctic Cat, Inc.

•	Casella Waste Systems, Inc.

•	Cintas Corporation

•	Clean Harbors, Inc.

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	Fair Isaac Corporation

•	Graco, Inc.

•	H.B. Fuller Company

•	Rollins, Inc.

•	Select Comfort Corporation

•	Stericycle, Inc.

•	Tennant Company

•	The Toro Company

•	TrueBlue Inc.

•	UniFirst Corporation
We annually review the peer group to ensure an appropriate mix of companies that are representative of the companies with which we compete for talent. During fiscal 2013, we reviewed the composition of the peer group and made no changes.

General Survey Data
We also compare NEO compensation against survey data based on job responsibility, generally using market median data from companies with comparable revenue. We analyze data from Mercer, Towers Watson and Hay Group to ensure that we have an accurate representation of the market. While we are able to reliably compare the compensation for Messrs. Milroy and Wright against our peer group, when assessing compensation for other NEOs, we consider a combination of survey data and peer group data. However, we do not utilize a specific formula to weight the different elements of data considered. We also review plan design, plan features and participant eligibility as part of our overall compensation analysis process.
Disparity among NEOs
There are no policy differences with respect to the compensation of individual NEOs. The compensation disparity among our NEOs is due to the fact that we also consider the following key variables in making NEO compensation decisions:

•	size and scope of the position and level of responsibility;

•	experience and capabilities of the NEO;

•	time in current position;

•	the NEO’s performance and potential;

•	internal equity;

•	unique market premiums for key positions; and

•	the NEO’s compensation history.
How does each element and our decision regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?
In general, each NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports the role of the NEOs in enhancing value to shareholders over the long-term. The variable pay components at target (annual and long-term incentives) represented more than one-half of the total pay opportunity for all NEOs, all of which is at risk. Through this mix of pay, performance has a significant effect on the amount of compensation actually received by NEOs, and in making actual individual pay decisions related to performance, the Compensation Committee considers both company performance and individual NEO performance.
Because we utilize market data, the specific mix of base pay, short- and long-term incentives varies by NEO. For fiscal 2013, each NEO’s pay consisted of the following mix:

Name	Base Salary	Short-Term Incentive	Long-Term Incentive
Douglas A. Milroy	11%	18%	71%
Jeffrey L. Wright	37%	32%	31%
Robert G. Wood	42%	31%	27%
Timothy N. Curran	35%	34%	31%
Jeffrey L. Cotter	42%	25%	33%
Tax Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain of our NEOs, unless the compensation constitutes “qualified performance-based compensation,” as defined in this code section. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in compensation decisions for NEOs, deductibility is not the sole factor used in ascertaining appropriate levels or modes of compensation. The qualified performance-based portion of the MIP payout for Mr. Milroy is designed to qualify under Section 162(m) because it is based on performance measures that were approved by our shareholders in connection with our Restated Equity Incentive Plan (2010). The MIP amounts to be paid to the other NEOs were not expected to exceed $1 million, so their MIP bonuses were not issued under our Restated Equity Incentive Plan (2010).
How do our compensation policies relate to our risk management practices and/or risk-taking incentives?
We design our compensation programs to ensure they do not encourage excessive risk-taking and are compatible with effective internal controls and risk management practices of the company. We believe the balance between short- and long-term incentives supports our shareholders’ desire that we deliver results while ensuring financial soundness of our company through various market cycles. Together with its consultant, in fiscal 2013, our Compensation Committee again evaluated the current risk profile of our executive and broad-based compensation programs. In doing so, our Compensation Committee considered those of our policies and practices that serve to effectively manage or mitigate risk, including provisions of both our annual and long-term incentive plans. Specifically, our Compensation Committee continued to rely on our multiple performance measures, discretion in payment of individual awards and in granting stock awards, use of stock ownership guidelines and the ability of our Compensation Committee to incorporate claw back features in stock awards. Our Compensation Committee also noted our process of internal control over financial reporting that ensures our performance-based awards are based on accurate data, robust analysis of historical and anticipated payouts and our strengthening of an enterprise risk management function to assist with managing risk of all kinds. Based on this analysis, our Compensation Committee concluded that the architecture of our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our shareholders.

2012 “Say on Pay” Advisory Vote on Executive Compensation
At our last annual meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. At our 2012 shareholders’ meeting, approximately 98% of the votes cast in the “say on pay” advisory vote, excluding abstentions, were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2012 advisory vote, together with the other factors and data discussed in this “Compensation Discussion and Analysis,” in determining executive compensation policies and decisions. The committee considered the vote results and did not make any changes to our executive compensation policies and decisions as a result of the 2012 advisory vote.
Compensation Committee Report
The Compensation Committee of our Board of Directors has furnished the following report:
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee has recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2013 annual meeting of shareholders and incorporated by reference into our Annual Report on Form 10-K for fiscal 2013.
JOHN S. BRONSON
J. PATRICK DOYLE
WAYNE M. FORTUN
The Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Fiscal 2013 Summary Compensation Table
The table below shows the compensation of our NEOs for services in all capacities to the company in fiscal 2013. For a discussion of the amount of an NEO’s salary and bonus in proportion to his total compensation, see “Compensation Discussion and Analysis” on pages 9 to 16.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Douglas A. Milroy,	2013	625,020	3,657,283	487,609	1,025,583		—	(7)	171,305	5,966,800
Chief Executive Officer	2012	613,478	579,850	450,853	651,757	(8)	—		625,961	2,921,899
	2011	550,000	471,974	489,999	652,377		—		132,900	1,768,488
Jeffrey L. Wright,	2013	383,270	243,892	85,671	333,724		~~—~~		104,749	1,151,306
Executive Vice President and Chief Financial Officer	2012	373,922	205,277	76,470	287,893		123,711		365,698	1,432,971
	2011	364,630	218,442	75,598	321,611		12,106		85,977	1,078,364
Robert G. Wood,(9)	2013	425,300	197,551	69,391	307,443		—	(10)	80,098	1,079,783
President, G&K Services Canada	2012	425,770	182,893	68,136	273,026		—		84,477	1,034,302
	2011	427,052	209,101	72,363	325,377		—		74,534	1,108,426
Timothy N. Curran,	2013	398,477	256,817	90,214	382,246		~~—~~		65,552	1,193,306
Senior Vice President, U.S. Field	2012	345,002	219,477	81,765	254,237		36,719		214,715	1,151,915
	2011	299,807	209,101	72,363	248,396		3,692		54,880	888,239
Jeffrey L. Cotter,	2013	287,912	168,784	59,289	170,968		—	(7)	47,937	734,890
Vice President, General Counsel and Corporate Secretary	2012	275,257	143,250	53,366	149,090		—		134,426	755,389
	2011	256,202	139,700	48,344	156,954		—		31,737	632,937

(1)	Annual base salary rates approved reflect 52 weeks of pay.

(2)
The dollar amounts represent the aggregate grant date fair value of restricted stock awards granted during each of the years presented. The grant date fair value of a restricted stock award is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013. Accounting estimates of forfeitures are not included in these figures. The value of Mr. Milroy's stock awards includes $2,974,000 for the value of his Performance Award and was calculated assuming he would achieve the target of 100,000 shares; the grant date fair value of the award, assuming the highest level of performance is achieved and 150,000 shares are earned, was $4,461,000. Mr. Milroy's Performance Award will vest in the future only if certain financial performance targets are achieved and if Mr. Milroy remains in our employ for the specified period. The Performance Award is described more fully on page 13.

(3)
The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013. Accounting estimates of forfeitures are not included in these figures.

(4)	Includes MIP performance amounts earned for performance in fiscal years 2013, 2012 and 2011.

(5)
We do not pay above market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. For qualified and non-qualified pension plan benefits, the amount reported for each year represents (i) the actuarial present value of the accrued benefit as of June 30 of the applicable year and valued as of the same date, minus (ii) the actuarial present value of the accrued benefit as of June 30 of the previous year and valued as of the same date. In fiscal 2013, this calculation resulted in a negative amount, which we have reported as zero, in accordance with SEC guidelines. For Mr. Wright, the change in pension value was ($16,895) and the change in SERP value was ($47,302); for Mr. Curran, the change in pension value was ($6,574) and the change in SERP value was ($11,887). The benefits have been valued assuming benefits commence at age 65 and using the FASB ASC Topic 715 assumptions for mortality, assumed payment form and discount rates in effect at the measurement dates.

(6)	The value of perquisites and other personal benefits is provided in this column (see table below).

(7)	Messrs. Milroy and Cotter do not participate in our SERP or our Pension Plan.

(8)	Mr. Milroy’s fiscal 2012 MIP was reduced pro rata to account for the time of Mr. Milroy’s planned temporary medical leave of absence.

(9)
In the table above, Mr. Wood’s base salary, non-equity incentive plan compensation and all other compensation have been converted to U.S. Dollars using the following average exchange rates: for fiscal 2013 – .9957; for fiscal 2012 – 0.9968; and for fiscal 2011 – 0.9998.

(10)
Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans. Instead, he participates in a Canadian pension program and a retirement compensation arrangement, which is reported in the All Other Compensation table.

Fiscal 2013 All Other Compensation
Name	Perquisites ($)(1)	401(k) Match ($)(2)	DEFCO Match ($)(3)	Taxable Life ($)(4)	Pension ($)(5)	Executive LTD ($)(6)	Total All Other Compensation ($)
Douglas A. Milroy	24,476	10,200	136,629	~~—~~	~~—~~	~~—~~	171,305
Jeffrey L. Wright	27,604	10,169	66,976	~~—~~	~~—~~	~~—~~	104,749
Robert G. Wood	21,407	—	—	1,022	55,772	1,897	80,098
Timothy N. Curran	13,024	11,171	41,357	~~—~~	~~—~~	~~—~~	65,552
Jeffrey L. Cotter	2,833	10,154	34,950	~~—~~	~~—~~	~~—~~	47,937

(1)
Amounts reflect the following: Mr. Milroy – $4,976 for financial planning and $19,500 for his car allowance; Mr. Wright – $6,050 for financial planning, $19,500 for his car allowance and $2,054 for his executive physical in excess of expenses covered by our health plan; Mr. Wood – $21,407 for his car allowance; Mr. Curran—$415 for his financial planning, $12,000 for his car allowance and $609 for his executive physical in excess of expenses covered by our health plan; and Mr. Cotter – $2,518 for financial planning and $315 for his executive physical in excess of expenses covered by our health plan. Financial planning amounts are reported for the fiscal year, which may result in the reported amount exceeding the calendar year cap.

(2)	Includes company match on 401(k) and non-elective contributions.

(3)	Includes company match on DEFCO and non-elective contributions.

(4)	Includes fees paid by us for taxable life insurance.

(5)	Includes a company match to a Canadian retirement plan for Mr. Wood and contributions by us to a Canadian retirement compensation arrangement for Mr. Wood.

(6)	Includes fees paid by us for an executive long-term disability plan for Mr. Wood.

Grants of Plan-Based Awards in Fiscal 2013
The following table shows the grants of plan-based awards to our NEOs in fiscal 2013. All awards identified by a grant date reflect equity awards made under our Restated Equity Incentive Plan (2010). Awards with no grant date reflect awards under our MIP, provided that the performance-based portion of Mr. Milroy’s MIP award is paid through our Restated Equity Incentive Plan (2010). All restricted stock awards other than Mr. Milroy's Performance Award vest in equal increments over a five-year period, beginning with the first anniversary of the date of grant. All grants of options have a ten-year term and vest in equal increments over a three-year period, beginning with the first anniversary of the date of grant. With the exception of Mr. Milroy's Performance Award, holders of restricted stock (both vested and unvested shares) possess the same rights with respect to those shares, including to receive dividends, as all other shareholders. In each of four quarters of fiscal 2013, we paid a dividend of $0.195 per share.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1) (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Shares of Stock or Units (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Options Awards ($)(7)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Douglas A. Milroy		—	625,020	1,250,040
	08/23/12				50,000	100,000	150,000	21,306	76,070	32.07	4,144,892
Jeffrey L. Wright		—	230,828	461,656
	08/23/12							7,605	13,577	32.07	329,563
Robert G. Wood		—	212,650	425,300
	08/23/12							6,160	10,997	32.07	266,942
Timothy N. Curran		—	244,127	488,254
	08/23/12							8,008	14,297	32.07	347,031
Jeffrey L. Cotter		—	115,850	231,700
	08/23/12							5,263	9,396	32.07	228,073

(1)
These columns reflect minimum, target, and maximum payouts under our MIP for fiscal 2013. Mr. Wood’s target was converted to USD using an average exchange rate of 0.9957. For an explanation of how the payouts are calculated, see the “Plan Measures and Weights and Performance Targets” and “MIP Calculation for Fiscal 2013” discussions on pages 12-13.

(2)
As discussed in “Tax Considerations” above, subject to the provisions of Section 162(m) of the Internal Revenue Code, we pay the qualified performance-based portion of any incentive payments under the MIP to Mr. Milroy under the terms of our Restated Equity Incentive Plan (2010).

(3)	Mr. Milroy's Performance Award is described more fully on page 13.

(4)	The stock awards granted to NEOs in fiscal 2013 were restricted stock awards. Restricted stock awards are entitled to receive dividends at the same rate as our other outstanding common stock.

(5)
Each stock option granted to an NEO in fiscal 2013 represents the right to purchase a share of our common stock at a specified exercise price, subject to the terms and conditions of the option agreement.

(6)	The exercise price is the fair market value of our common stock on the day the option was granted. Fair market value is set based on the closing price on the grant date.

(7)
This column represents the grant date fair value of each equity award granted during fiscal 2013, which is calculated in accordance with FASB ASC Topic 718. Mr. Milroy's Performance Award was valued at $2,974,000 and assumes he will achieve the target of 100,000 shares. In the event the maximum award of 150,000 shares is reached, the fair value of Mr. Milroy's awards would increase by $1,487,000. For information regarding our equity compensation grant practices, see “Grant Practice” on page 14.

For a discussion of the impact of certain of our NEO’s employment agreements on such NEO’s compensation, see “Potential Post-Employment Payments” on page 25.

Outstanding Equity Awards at Fiscal Year-End 2013
The following table shows the outstanding equity awards for each of the NEOs:

						Stock Awards
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($) (1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6)
Douglas A. Milroy	9,000	—		33.97	11/20/16	68,453	3,258,363	100,000	4,760,000
	6,384	—		33.82	08/23/17
	25,000	—		35.17	11/15/14
	16,284	—		28.27	08/21/18
	40,000	—		17.68	05/07/19
	35,000	—		16.21	08/20/19
	71,796	35,896	(7)	13.96	08/19/20
	24,123	48,245	(8)	20.15	08/25/21
	—	76,070	(9)	32.07	08/23/22
Jeffrey L. Wright	5,700	—		30.41	08/31/14	26,091	1,241,932
	9,501	—		36.97	09/01/15
	12,120	—		27.11	09/01/16
	6,939	—		33.82	08/23/17
	25,000	—		35.17	11/15/14
	13,779	—		28.27	08/21/18
	—	5,537	(7)	13.96	08/19/20
	4,270	8,539	(8)	20.15	08/25/21
	—	13,577	(9)	32.07	08/23/22
Robert G. Wood	—	5,300	(7)	13.96	08/19/20	21,835	1,039,346
	—	7,608	(8)	20.15	08/25/21
	—	10,997	(9)	32.07	08/23/22
Timothy N. Curran	4,000	—		30.41	08/31/14	24,287	1,156,061
	4,002	—		36.97	09/01/15
	5,481	—		27.11	09/01/16
	3,006	—		33.82	08/23/17
	5,655	—		28.27	08/21/18
	5,000	—		29.92	09/23/18
	10,604	5,300	(7)	13.96	08/19/20
	4,566	9,130	(8)	20.15	08/25/21
	—	14,297	(9)	32.07	08/23/22
Jeffrey L. Cotter	1,000	—		33.44	02/03/16	15,769	750,604
	492	—		27.11	09/01/16
	477	—		33.82	08/23/17
	3,972	—		28.27	08/21/18
	5,421	—		16.21	08/20/19
	7,084	3,541	(7)	13.96	08/19/20
	2,980	5,959	(8)	20.15	08/25/21
	—	9,396	(9)	32.07	08/23/22

(1)
The option exercise prices for all options awards with grant dates prior to April 27, 2012 reflect a reduction of $6.00 from the original exercise price, which reduction was made to all outstanding option awards on such date, in order to prevent a special dividend declared in fiscal 2012 from diluting or enlarging the rights of the holders of outstanding stock options under our equity incentive plans.

(2)
For each option shown, the expiration date is the tenth anniversary of the date the option was granted, except for those options with an expiration date of November 15, 2014, which expire seven years from the date of grant.

(3)	The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

Vesting Date	Douglas A. Milroy	Jeffrey L. Wright	Robert G. Wood	Timothy N. Curran	Jeffrey L. Cotter
08/19/13	4,730	2,189	2,096	2,096	1,400
08/20/13	5,000	2,303	1,428	1,428	813
08/21/13	1,221	1,033	939	424	298
08/23/13	4,262	1,521	1,232	1,602	1,053
08/25/13	4,434	1,570	1,398	1,678	1,095
05/07/14	4,000
08/19/14	4,729	2,188	2,095	2,095	1,399
08/20/14	5,000	2,303	1,428	1,428	813
08/23/14	4,261	1,521	1,232	1,601	1,052
08/25/14	4,435	1,570	1,399	1,679	1,096
08/19/15	4,728	2,190	2,094	2,094	1,401
08/23/15	4,262	1,521	1,232	1,602	1,053
08/25/15	4,434	1,570	1,398	1,678	1,095
08/23/16	4,261	1,521	1,232	1,601	1,052
08/25/16	4,436	1,570	1,400	1,679	1,096
08/23/17	4,260	1,521	1,232	1,602	1,053
Total	68,453	26,091	21,835	24,287	15,769

(4)
Calculated by multiplying the number of restricted shares by $47.60, the closing price of our common stock on June 28, 2013, the last fiscal 2013 trading day for our stock. Dividends are paid on these shares.

(5)	The number of shares reported for Mr. Milroy's Performance Award assumes he will achieve the target. Mr. Milroy's Performance Award is described more fully on page 13.

(6)
Calculated by multiplying the number of restricted shares by $47.60, the closing price of our common stock on June 28, 2013, the last fiscal 2013 trading day for our stock. Dividends are not paid on these shares.

(7)	The remaining shares became exercisable on August 19, 2013.

(8)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 25, 2013 and 2014, assuming continued employment.

(9)	These options continue to vest and the remaining shares become exercisable in three equal installments on August 23, 2013, 2014 and 2015, assuming continued employment.
Fiscal 2013 Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2013 and the value of any restricted stock units that vested in fiscal 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas A. Milroy	—	—	20,663	743,495
Jeffrey L. Wright	46,434	702,100	8,483	281,308
Robert G. Wood	69,877	681,148	6,917	229,474
Timothy N. Curran	12,513	208,194	6,229	206,915
Jeffrey L. Cotter	—	—	3,790	126,126

(1)	Calculated by multiplying the difference between the exercise price and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise times the number of shares.

(2)	Calculated by multiplying the closing price of our common stock on the NASDAQ Global Select Market on the date of vesting times the number of shares.

Fiscal 2013 Pension Benefits
The following table shows the present value as of June 30, 2013 of the benefit of the NEOs under our qualified and nonqualified defined benefit pension plans:

Name	Plan Name	Number of Years of Service Credited Under Plan at FAS Measurement Date (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Douglas A. Milroy(1)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A
Jeffrey L. Wright	G&K Services Pension Plan	8.00	89,602	—
	G&K Services SERP	8.00	222,755	—
Robert G. Wood(2)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A
Timothy N. Curran	G&K Services Pension Plan	3.00	37,920	—
	G&K Services SERP	3.00	60,638	—
Jeffrey L. Cotter(3)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A

(1)	Mr. Milroy does not participate in our Pension Plan or our SERP.

(2)	Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans.

(3)	Mr. Cotter does not participate in our Pension Plan or our SERP.

G&K Services Pension Plan
Two of our NEOs (Messrs. Wright and Curran) participate in our qualified Pension Plan. Effective December 31, 2006, benefits under this plan were frozen, meaning the accrual of future benefits under the plan was discontinued. The plan was established in 1970 to replace a portion of eligible employees’ pre-retirement income following retirement. When the Pension Plan was frozen, our 401(k) plan was enhanced, based on a desire to decrease benefit costs and their volatility and to become more market competitive. Monthly benefits under the plan are the greater of the amounts determined under the 1989 pension formula or, if the participant is eligible, under the 1988 pension formula.
The 1989 pension formula provides for a monthly benefit equal to two-thirds of 1% of a participant’s average compensation (defined as monthly eligible pay earned during the five highest consecutive years of compensation out of the last ten calendar years of employment with our company through December 31, 2006 (or termination, if earlier)) plus one-half of 1% of average compensation in excess of monthly covered compensation (as defined below), multiplied by the number of years of benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30.
The 1988 pension formula:

•
Eligibility – if a participant had an accrued benefit under the Pension Plan as of December 31, 1988, and the participant was not a “Highly Compensated Employee” during the 1989 plan year, the participant is eligible to continue to earn benefits under the 1988 pension formula until the earliest of December 31, 2006, termination of employment, or the end of the year preceding the plan year in which the participant became a Highly Compensated Employee.

•
Formula – provides for a monthly benefit equal to 50% of the participant’s average compensation (defined as monthly eligible pay earned during the five highest consecutive years of compensation out of the last ten calendar years of employment with our company through December 31, 2006 (or, if earlier, termination or the end of the year preceding the year in which the participant became a Highly Compensated Employee)), less 75% of the estimated primary monthly social security benefit, multiplied by years of benefit accrual service at December 31, 2006 (or, if earlier, termination or the end of the year preceding the year in which the participant became a Highly Compensated Employee), not to exceed 30, divided by 30.
Compensation generally means wages, salaries, and other amounts earned for services provided to us, including, among other items, commissions, incentives, bonuses, and pre-tax contributions to our 401(k) plan. Compensation excludes, among other items, deferrals to deferred compensation plans, amounts realized from restricted stock, stock options, and fringe benefits. Compensation is limited to the compensation thresholds set forth in Internal Revenue Code Section 401(a)(17). Average compensation is the monthly average compensation during the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). Covered compensation is the average of social security taxable wage bases for the 35-year period ending with the participant’s social security retirement age. An employee attains normal retirement age on the later of the date the employee attains age 65 or the fourth anniversary of the first day of the plan year in which the employee became a participant in the plan. A participant is vested after completing five years of vesting service and is then eligible for vested termination benefits. A vested terminated participant is eligible to commence benefits as early as age 55, in which case, benefits are reduced 6 2/3% for each of the first five years commencement precedes normal retirement age and 3 1/3% for each year thereafter. A participant is eligible for subsidized early retirement benefits if termination occurs after age 60 with at least 30 years of benefit accrual service, in which case, benefits are reduced 3% for each year commencement precedes normal retirement age.
Neither of Messrs. Wright or Curran is currently eligible for early retirement benefits. The normal payment form is the life only annuity.

A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.
The values displayed in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table were determined using actuarial assumptions consistent with those used for financial reporting purposes under FASB ASC Topic 715 unless otherwise directed by SEC Regulation S-K. Those material assumptions are as follows:

•	benefits were assumed to commence at age 65;

•	65% of the participants are assumed to elect the life only payment option at benefit commencement, and 35% are assumed to elect payment in the 100% joint and survivor payment form;

•	all benefits and present values were determined as of June 30, the plan’s FASB ASC Topic 715 measurement date;

•	the discount rate used to determine values was 5.7%, 4.3% and 5.25% as of June 30, 2011, 2012 and 2013, respectively;

•	no pre-retirement mortality, retirement, withdrawal or disability was assumed; and

•	post-retirement mortality is based on the RP-2000 sex distinct combined healthy mortality table projected to 2017 without an adjustment for collar.
Canadian Retirement Arrangements
Mr. Wood, a Canadian citizen, is not covered by our U.S. pension or SERP plans. Mr. Wood is covered by a defined contribution plan pursuant to which we contribute 2% of his base salary and match his contributions of up to 6% of base salary, and pursuant to which he directs investment of the funds. The Canadian government sets a limit for total contributions, which for calendar year 2013 is $23,820 CAD, to be adjusted for inflation each year. If this limit is reached, Mr. Wood is covered by a retirement compensation arrangement, or RCA. Under the RCA, we continue to contribute an amount equal to 2% of Mr. Wood’s salary and match Mr. Wood’s contributions of up to 6% of base pay. One-half of the money contributed to the RCA is held by a trustee and is invested in widely available mutual funds. The other one-half is held by the Canadian government as a refundable tax. One-half of all earnings on funds invested by the trustee is also paid to the Canadian government and is also held as a refundable tax.
SERP
Two of our NEOs (Messrs. Wright and Curran) participate in our non-qualified SERP. Effective December 31, 2006, benefits under the plan were frozen, meaning the accrual of future benefits under the plan was discontinued. The plan was established in 1989 to provide selected executive and professional employees with added retirement benefits to supplement the Pension Plan. In 2006, the Pension Plan and the SERP were frozen, and our 401(k) and DEFCO plans were enhanced, based on a desire to decrease benefit costs and their volatility and to become more market competitive.
Monthly benefits under the SERP are determined as 50% of average compensation (defined as monthly eligible compensation during the five highest consecutive years of compensation within the last ten calendar years of employment through December 31, 2006 (or termination, if earlier)), multiplied by the ratio of years of benefit accrual service at December 31, 2006 (or termination, if earlier), divided by projected benefit accrual service to age 60 (no less than 30). If, at December 31, 2006 (or termination, if earlier), the participant was at least age 60, then the ratio is benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30, divided by 30. Benefits determined under this formula are reduced by benefits payable from the G&K Services Pension Plan.
Compensation is generally equal to the compensation used for purposes of our Pension Plan, but also includes any deferrals the participant made to a deferred compensation plan sponsored by the company. Compensation for SERP benefit purposes is not subject to the thresholds set forth in Internal Revenue Code Section 401(a)(17). Average compensation is the average monthly compensation during the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). An employee attains normal retirement age on the date he or she attains age 65. A participant is vested after completing five years of participation service. A vested terminated participant is eligible to commence benefits as early as age 55. A participant is eligible for early retirement benefits if termination of employment occurs after attainment of age 55 and the participant is vested. In either case, the benefit determined for commencement prior to age 65 is the age 65 benefit, before reduction for our Pension Plan benefit offset, reduced 3 1/3% for each of the first five years commencement precedes age 65 and 6 2/3% for each year thereafter. This is also reduced by our Pension Plan benefit as reduced for commencement under the terms of that plan as of the same date.
The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. The SERP contains a non-compete provision. If the participant enters into competition with our company during the three-year period following termination of employment, benefits under the SERP are forfeited. This provision is waived for participants working with the company beyond age 65.
The values displayed in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table were determined using actuarial assumptions consistent with those used for financial reporting purposes under FASB ASC Topic 715 unless otherwise required by SEC Regulation S-K. Those material assumptions are as follows:

•	benefits were assumed to commence at age 65;

•	65% of the participants are assumed to elect the life only payment option at benefit commencement, and 35% are assumed to elect payment in the 100% joint and survivor payment form;

•	all benefits and present values were determined as of June 30, the plan’s FASB ASC Topic 715 measurement date;

•	the discount rate used to determine values was 5.5%, 4.0% and 5.0% as of June 30, 2011, 2012 and 2013, respectively;

•	no pre-retirement mortality, retirement, withdrawal or disability was assumed; and

•	post-retirement mortality is based on the RP-2000 sex distinct combined healthy mortality table projected to 2017 without an adjustment for collar.
Non-Qualified Deferred Compensation (DEFCO)
Our DEFCO is a non-qualified plan that provides our executives and NEOs with the opportunity to defer up to 25% of base salary and 50% of incentive compensation. Amounts deferred are credited to an individual’s contribution account and are fully vested at all times. We credit deferred accounts with additional amounts equal to the value of the matching contributions. We match 50% of a participant’s deferrals into DEFCO, excluding deferrals in excess of 10% of a participant’s compensation. In addition, we make company retirement contributions equal to 2.5% of eligible pay and an additional 4% of eligible pay over the IRS compensation limit ($255,000 in calendar year 2013). A participant’s employer contribution account is 100% vested upon attainment of age 60 as an active employee, or 10% per year for each plan year in which the participant works at least 1,000 hours. Participants may choose among eleven investment measurement funds in which to participate, and participants may change their investment mix at any time. Participants’ deferred cash accounts earn a rate of return which tracks the investment return achieved under the participant-selected investment measurement funds. Each participant is an unsecured creditor for any benefit he or she will receive under DEFCO, as we have not created a fund for payment of DEFCO benefits that is protected from creditor claims.
At the time of the initial deferral election, participants must also select a distribution date (no later than age 65) and form of payment for normal retirement (defined as termination of employment at age 60 or later). Participants may elect to receive distributions in a single payment or installments for normal retirement. If a participant’s employment is terminated before age 60, the participant will receive a lump sum payment of his or her deferral account, and the vested portion of the employer contribution account is paid three years later in a lump sum, provided that the participant does not compete against our company as defined by the non-competition provision of the plan. If the participant works for the company until at least age 60, neither the non-competition provision nor the three-year delay will apply, and the deferral account and the employer contribution account will be paid after separation from service according to the election the participant made consistent with Section 409A of the Internal Revenue Code. At the discretion of the Retirement Committee, the participant may obtain a hardship distribution from his or her eligible vested account in the event of an unforeseeable emergency. The hardship distribution will only be allowed if the participant’s financial hardship cannot be cured by simply cancelling the participant’s future contributions. In the event of a change in control that occurs when the participant is an employee of the company, unless the board and a majority of the continuing directors of the plan sponsor decide that the change in control should not affect the vested percentages of participants, a participant’s account will become 100% vested.

The following table shows contributions to the NEOs’ deferred compensation accounts in fiscal 2013 and the aggregate amount of deferred compensation as of June 30, 2013:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)(4)
Douglas A. Milroy	127,678	136,629	927	~~—~~	1,332,408
Jeffrey L. Wright	67,098	66,976	172,165	~~—~~	1,443,999
Robert G. Wood	—	—	—	—	—
Timothy N. Curran	20,181	41,357	10,797	~~—~~	539,466
Jeffrey L. Cotter	33,563	34,950	28,483	~~—~~	237,067

(1)	Amounts in this column reflect deferrals by the NEO in fiscal year 2013. These amounts are also included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column represent contributions made by us during fiscal year 2013. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)
The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Earnings are based on the returns of mutual funds selected by the NEOs from the funds the Retirement Committee makes available to measure investment returns under DEFCO. The funds and the total time-weighted returns, net of investment manager fees, for the one-year period ended June 30, 2013 are listed below:

•Vanguard 500 Index: 20.4%
•American Beacon Large Cap Value: 27.0%
•T. Rowe Price Growth Stock: 16.4%
•Vanguard Mid Capitalization Index: 24.8%
•American Beacon Small Cap Value: 28.0%
•American Funds Euro Pacific: 15.5%
•MFS Research Bond: 1.3%
•Wells Fargo Ultra Short-Term Income: 1.1%
•Oakmark Equity and Income: 12.3%
•PIMCO All Asset: 5.8%*
•Wells Fargo Adv. Money Market: 0.1%
*added effective May 2013

(4)
Amounts reported in this column for each NEO include amounts previously reported in the Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and incentive payments and company matching contributions. This total reflects the cumulative value of each NEO’s deferrals and matching contributions and investment experience.

Acceleration of vesting under DEFCO would require acquisition by a third party of 50% of our outstanding stock, rather than the 30% threshold stated in Mr. Curran’s and Mr. Milroy’s employment agreements for receipt of other change in control benefits. Mr. Wright is fully vested in his DEFCO account, and each of the other NEO’s DEFCO account may become fully vested upon a change in control, as described above.

Potential Post-Employment Payments
Severance
Pursuant to the terms of existing employment agreements, we are required to make payments and to extend benefits to Messrs. Milroy, Wright, Wood and Curran in the event of certain terminations of any such employment agreements. Specifically, in the event that an executive’s employment under the agreement is terminated by us without cause, we must provide to such executive the following benefits:

•	we must provide the executive with 30 days advance written notice of termination;

•
if the executive signs and does not revoke a release, we must pay to such executive, as separation pay, an amount equal to 11 months of such executive’s monthly base salary in effect as of the actual date of termination (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary in effect as of the actual date of termination), such separation pay being made in weekly payments, subject to the terms of such release; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•
if such executive (or any individual receiving group health plan benefits through him) is eligible to continue participation in our group health plan and elects to do so, we will, for a period of up to 17 months commencing as of the actual date of termination, continue to pay our share of the cost of such benefits as if such executive remained in our continuous employment, but only while such executive or such person is not eligible for coverage under any other employer’s group health plan;

•
we will, for a period of at least one year commencing as of the actual date of termination, pay directly to the service provider or reimburse such executive for all reasonable expenses of a reputable outplacement organization selected by such executive, such payments not to exceed $12,000 in the aggregate;

•	we will pay a lump sum payment equal to six times the monthly automobile allowance, if applicable; and

•
we will pay to such executive any unpaid management incentive bonus earned by such executive and to which such executive is entitled, such payment being made in accordance with the terms of the related plan.

At the end of this section are tables indicating the estimated incremental amounts we would owe to each of our NEOs upon such NEO’s termination without cause. No executive is required to seek other employment to receive any post-employment benefits. Any executive’s commencement of employment with another employer will not reduce our obligations to make severance payments.
In the event an executive voluntarily resigns or an executive’s employment is terminated for cause or by reason of death, such executive is only entitled to his base salary through the date of termination or death, plus any other earned but unpaid amounts under his employment agreement or any benefit plan. Finally, our employment agreements with Messrs. Milroy and Wright contain additional provisions requiring each of them to resign from all positions held with us, including any of our company boards on which they serve as a director, in the event their employment with us is terminated.
During fiscal 2013, Mr. Milroy received a Performance Award of restricted stock. The number of shares issued to Mr. Milroy will be based on our ROIC at the end of our 2015 fiscal year. Presuming Mr. Milroy's continued employment, one-third of any such shares earned by Mr. Milroy will vest at the end of our 2015 fiscal year, one third will vest at the end of fiscal 2016 and one-third will vest at the end of fiscal 2017. If Mr. Milroy is terminated without cause before the end of Fiscal 2015, a pro rata portion of the shares under his Performance Award will vest, based on our financial performance and the number of months between July 2012 and the date of termination. If Mr. Milroy is terminated without cause after the end of fiscal 2015, all earned shares will immediately vest.
Change in Control
Following is a discussion of the potential payments due to Messrs. Milroy, Wright, Wood and Curran under their employment agreements in the event of a “Change in Control” of the company, followed by a “Change in Control Termination.” At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each of these NEOs and Mr. Cotter, who is entitled to payments pursuant to our Executive Severance and Change in Control Policy, had there been a Change in Control Termination as of June 29, 2013. The employment agreements address termination due to Change in Control and for “good reason,” and provide as follows:
A “Change in Control” occurs when:

•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our board within two years; or

•	a merger or consolidation with, or disposal of all or substantially all of our assets to, someone other than the company.
A “Change in Control Termination” occurs when a Change in Control has taken place and the executive then is terminated within one year of the Change in Control either by the employer for any reason other than for cause, or by the executive for good reason. Good reason is defined following a Change in Control to include the following:

•	a substantial adverse involuntary change in the executive’s status or position as an executive with the company;

•	a material reduction by the company in the executive’s base salary as in effect on the day before the Change in Control;

•	material adverse change in physical working conditions, interfering with the executive’s work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from our corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the executive’s employment agreement;

•	attempted termination other than pursuant to the executive’s employment agreement; or

•	any material breach of the executive’s employment agreement.
In the event of a Change in Control of the company and the related termination of an executive’s employment by such executive for good reason or by us for any reason other than for cause, in each case, prior to the first anniversary of the Change in Control:

•	we must provide the executive with 30 days advance written notice of termination;

•
we will pay the executive an amount equal to 17 months of such executive’s base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary), subject to certain limitations; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•	if such executive (or any individual receiving group health plan benefits through him) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay the employer’s share of the cost of such benefits as if such executive remained in our continuous employment, subject to certain limitations;

•	we will, for a period of at least one year, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•
we will pay the executive the amount necessary to acquire and obtain full title to any personal automobile leased by us for the executive or, if the executive does not have the use of a personal automobile but has been given an automobile allowance, we will pay the executive a lump sum payment equal to three times the annual automobile allowance such executive is then receiving;

•	we will pay for financial planning and tax preparation expenses, not to exceed $5,000 (or in the case of Mr. Milroy, $7,500), for 17 months; and

•	we will pay any management incentive bonus earned by the executive and to which the executive is entitled, such payment being made in accordance with the terms of the related plan.
The above description of pay and benefits due following a Change in Control is qualified in its entirety by reference to the NEOs' respective employment agreements.
In addition, upon the occurrence of a Change in Control, and without regard to an executive’s employment status, but presuming that the executive remains in our employ on the date of the Change in Control, the following shall occur with respect to any and all equity-based incentives that are not performance-based, including, without limitation, stock options and awards of restricted stock that are owned by such executive on the date of the Change in Control:

•	the restrictions on any previously issued shares of restricted stock other than performance based awards will immediately lapse;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance criteria for all performance shares will be deemed to be met and immediate payment made.

With respect to Mr. Milroy's Performance Award, upon a Change in Control that occurs before the end of fiscal 2015, a pro rata portion of the restricted stock will vest, based on our financial performance and the number of months between July 2012 and the Change in Control. Subject to Mr. Milroy's continued employment through the date of the Change in Control, if the Change in Control occurs after the end of fiscal 2015, the restricted stock earned under the Performance Award will vest.
Excluding Mr. Milroy's Performance Award, if any payments and benefits in connection with a change in control would be a parachute payment under Section 280G of the Internal Revenue Code, payments and benefits will be reduced to the minimum extent necessary to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that no or a lesser amount of excise tax is imposed under Internal Revenue Code Section 4999, or the individual will receive the full amount of the payments and benefits and then be liable for a higher amount of excise tax.
Disability
During any period in which any such executive is “disabled,” the executive will continue to receive all base salary, benefits, and other compensation. “Disability” means the unwillingness or inability of the executive to perform the essential functions of the executive’s position (with or without reasonable accommodation) for a period of 90 days (consecutive or otherwise) within any period of six consecutive months. If this occurs, we will issue a Notice of Termination, and if the executive has not returned to the full-time performance of his/her duties within 30 days, the 30th day after Notice of Termination will be the executive’s date of termination.
With respect to Mr. Milroy's Performance Award, if he becomes disabled during the three years between the date of grant and the end of fiscal 2015, a pro rata number of shares will vest based on the assumption that the target number of shares would have been earned. If he becomes disabled after the end of fiscal 2015, all earned shares, based on fiscal 2015 ROIC, will immediately vest.

Post-Employment Payment Tables
The tables below provide the estimated amounts that would have been received by each NEO below had there been a termination under the various scenarios described above as of June 29, 2013, the last day of our most recently completed fiscal year. Although we have not entered into an employment agreement with Mr. Cotter, he is entitled to certain separation benefits pursuant to our Executive Severance and Change in Control Policy. In the tables below, no amounts are included for MIP awards because no payments or enhanced benefits are triggered by disability or by a termination or change in control.
Douglas A. Milroy

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	1,243,790	(1)	1,243,790	(1)	364,595	(2)
Health Benefits	10,296	(3)	10,296	(3)	4,366	(4)
Outplacement(5)	12,000		12,000		—
Car	9,750	(6)	58,500	(7)	11,375	(8)
Financial Planning(9)	7,500		7,500		—
Deferred Compensation	1,170,782	(10)	1,332,408	(11)	1,170,782	(10)
Accelerated Vesting of Options	—		3,713,233	(12)	—
Accelerated Vesting of Restricted Stock	—		3,258,363	(13)	—
Accelerated Vesting of Performance Award	1,110,651	(14)	1,110,651	(14)	1,586,651	(15)
Total	3,564,769		10,746,741		3,137,769

(1)	Reflects 1.99 times base salary.

(2)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(3)	Reflects 17 months of health benefits.

(4)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(5)	Outplacement is capped at $12,000.

(6)	Reflects six times the monthly car allowance at an annual rate of $19,500.

(7)	Reflects three times the annual car allowance at an annual rate of $19,500.

(8)	Reflects seven months of the annual car allowance at an annual rate of $19,500.

(9)	Financial planning is capped at $7,500.

(10)	Includes $793,654 of Mr. Milroy’s contribution account and $377,128 of the company contribution account.

(11)
Includes $793,654 of Mr. Milroy’s contribution account and $538,754 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement for receipt of other change in control benefits. Mr. Milroy’s DEFCO account will become fully vested upon a Change in Control.

(12)
Reflects the difference between the grant price and the closing price of 160,211 currently unvested options had the vesting of such options accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(13)
Reflects the value of 68,453 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(14)
Reflects the value of 23,333 shares, or one-third of the shares that Mr. Milroy would have earned had the measurement date for his Performance Award been on the last day of fiscal 2013, when ROIC was 8.8%, calculated as of June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(15)
Reflects the value of 33,333 shares, or one-third of the target value of Mr. Milroy's Perfomance Award on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

Jeffrey L. Wright

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	352,654	(1)	545,010	(2)	224,416	(3)
Health Benefits	11,456	(4)	11,456	(4)	4,844	(5)
Outplacement(6)	12,000		12,000		—
Car	9,750	(7)	58,500	(8)	11,375	(9)
Financial Planning(10)	5,000		5,000		—
Deferred Compensation(11)	1,443,999		1,443,999		1,443,999
Accelerated Vesting of Options	—		631,512	(12)	—
Accelerated Vesting of Restricted Stock	—		1,241,932	(13)	—
Total	1,834,859		3,949,409		1,684,634

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance rate at an annual rate of $19,500.

(8)	Reflects three times the annual car allowance at an annual rate of $19,500.

(9)	Reflects seven months of the annual car allowance at an annual rate of $19,500.

(10)	Financial planning is capped at $5,000.

(11)	Includes $802,803 of Mr. Wright’s contribution account and $641,196 of the company contribution account. Mr. Wright’s DEFCO account is fully vested.

(12)
Reflects the difference between the grant price and the closing price of 27,653 currently unvested options had the vesting of such options accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(13)
Reflects the value of 26,091 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

Robert G. Wood

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	389,858	(1)	602,508	(2)	248,092	(3)
Health Benefits	3,558	(4)	3,558	(4)	1,465	(5)
Outplacement(6)	12,000		12,000		—
Car	10,704	(7)	64,221	(8)	12,487	(9)
Financial Planning(10)	5,000		5,000		—
Deferred Compensation(11)	—		—		—
Accelerated Vesting of Options	—		557,915	(12)	—
Accelerated Vesting of Restricted Stock	—		1,039,346	(13)	—
Total	421,120		2,284,548		262,044

(1)	Reflects 11 months of base salary.

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance at an annual rate of $21,500 CAD (converted to U.S. dollars using an exchange rate of 0.9957).

(8)	Reflects three times the annual car allowance at an annual rate of $21,500 CAD (converted to U.S. dollars using an exchange rate of 0.9957).

(9)	Reflects seven times the monthly car allowance at an annual rate of $21,500 CAD (converted to U.S. dollars using an exchange rate of 0.9957).

(10)	Financial planning is capped at $5,000.

(11)	Mr. Wood is not covered by DEFCO.

(12)
Reflects the difference between the grant price and the closing price of 23,905 currently unvested options had the vesting of such options accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(13)
Reflects the value of 21,835 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

Timothy N. Curran

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	372,972	(1)	576,411	(2)	237,346	(3)
Health Benefits	11,456	(4)	11,456	(4)	4,844	(5)
Outplacement(6)	12,000		12,000		—
Car	6,000	(7)	36,000	(8)	7,000	(9)
Financial Planning(10)	5,000		5,000		—
Deferred Compensation	513,496	(11)	539,466	(12)	513,496	(11)
Accelerated Vesting of Options	—		650,943	(13)	—
Accelerated Vesting of Restricted Stock	—		1,156,061	(14)	—
Total	920,924		2,987,337		762,686

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance at an annual rate of $12,000.

(8)	Reflects three times the annual car allowance at an annual rate of $12,000.

(9)	Reflects seven times the monthly car allowance at an annual rate of $12,000.

(10)	Financial planning is capped at $5,000.

(11)	Includes $279,763 of Mr. Curran’s contribution account and $233,733 of the company contribution account.

(12)
Includes $279,763 of Mr. Curran’s contribution account and $259,703 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Curran’s employment agreement for receipt of other change in control benefits. Mr. Curran’s DEFCO account will become fully vested upon a change of control.

(13)
Reflects the difference between the grant price and the closing price of 28,727 currently unvested options had the vesting of such options accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(14)
Reflects the value of 24,287 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

Jeffrey L. Cotter

Payment Type(1)	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	265,490	(2)	410,302	(3)	115,850	(4)
Health Benefits	7,413	(5)	11,456	(6)	1,916	(7)
Outplacement(8)	12,000		12,000		—
Financial Planning	—		—
Deferred Compensation	195,876	(9)	237,067	(10)	195,876	(9)
Accelerated Vesting of Options	—		428,614	(11)	—
Accelerated Vesting of Restricted Stock	—		750,604	(12)	—
Total	480,779		1,850,043		313,642

(1)
We have not entered into an employment agreement with Mr. Cotter; however, if Mr. Cotter experiences a change in control termination or is severed from the company without cause, which termination requires 30 days advance notice from the company, he is entitled to certain benefits under our Executive Severance and Change in Control Policy.

(2)	Reflects 11 months of base salary

(3)	Reflects 17 months of base salary.

(4)	Reflects 13 weeks of base salary at 100% and 13 weeks of base salary at 60%, pursuant to our Short-Term Sickness and Accident Plan.

(5)	Reflects 11 months of health benefits

(6)	Reflects 17 months of health benefits.

(7)	Reflects 12 weeks of medical and dental benefits.

(8)
Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(9)	Includes $99,765 of Mr. Cotter’s contribution account and $96,111 of the company contribution account.

(10)
Includes $99,765 of Mr. Cotter’s contribution account and $137,302 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Cotter’s DEFCO account will become fully vested upon a change of control.

(11)
Reflects the difference between the grant price and the closing price of 18,896 currently unvested options had the vesting of such options accelerated on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

(12)
Reflects the value of 15,769 currently unvested shares of restricted stock, had such shares vested on June 28, 2013, the last fiscal 2013 trading day for our stock, when the closing price of our common stock was $47.60.

PROPOSAL NUMBER 2

Approval of Restated (2013) Equity Incentive Plan
On August 22, 2013, our Board of Directors approved the G&K Services, Inc. Restated Equity Incentive Plan (2013) (the Restated Plan) and recommended shareholder approval thereof. This plan restates our Restated Equity Incentive Plan (2010) (the 2010 Plan) approved by shareholders in November 2010. In addition to requesting an additional 1,000,000 authorized shares, we also made certain revisions to the plan.
When the 2010 Plan was approved, we indicated that we expected the 3,000,000 shares authorized to be sufficient for anticipated grant needs for three years. We have made three years of grants under the 2010 Plan, and today 558,863 shares remain available for grant under this plan. If the Restated Plan is approved, an additional 1,000,000 shares will be available for grant, and we would then have available a total of 1,558,863 shares for future grants. As discussed more fully below, we believe that these additional authorized shares will be sufficient for our equity compensation needs for the next three years following approval of the plan. The total number of authorized shares under the Restated Plan will be 4,000,000 (3,000,000 authorized under the 2010 Plan and an additional 1,000,000 under the Restated Plan).
We are seeking shareholder approval of the Restated Plan to ensure that we have sufficient shares available to support our future anticipated grants. Our shareholders benefit when we make equity grants to certain employees and our directors, because equity compensation motivates these individuals to help meet our goals and objectives. Equity grants also provide an incentive to produce a superior return to our shareholders by offering the selected individuals to whom grants are made an opportunity to participate in such gains, which thereby further facilitates alignment between the interests of our shareholders and those of such individuals. In addition, equity grants facilitate stock ownership and reward the achievement of a high level of performance. Equity compensation grants also assist us in our ability to attract, retain and motivate highly qualified individuals in a competitive market.
We are also seeking shareholder approval of the Restated Plan to enable our continued use of the plan as a vehicle for awarding performance-based compensation to our Chief Executive Officer and certain other senior executive officers that will be deductible by us even if compensation for these executives exceeds $1.0 million. Section 162(m) of the Internal Revenue Code requires shareholder approval of the criteria that can be used to measure such awards. The Restated Plan adds additional allowable performance criteria. If the Restated Plan is approved, the shareholder authorization will extend until the first shareholder meeting held in 2018. The Restated Plan also provides that awards of performance units that entitle a participant to a payment only of cash, and not stock, do not reduce the number of shares available for issuance under the plan. By approving the Restated Plan, shareholders also approve the issuance of incentive stock options under the Restated Plan with respect to the shares available for issuance as of the date of the approval of the Restated Plan by shareholders.
We currently anticipate that the Restated Plan will be sufficient for our needs for the next three years. Actual run rates and share usage may vary depending on a number of circumstances, such as any mergers or acquisitions, changes in market compensation practices, organic expansion of our business, turnover among plan participants and other factors, some of which cannot be presently anticipated and are outside of our control.
We utilize equity awards to compensate, recognize and retain certain employees and directors. In connection with these awards, and with an eye toward ensuring that equity awards do not have an inappropriate dilutive impact on our capital structure, we annually evaluate the average percentage of our outstanding common stock subject to awards made under our Restated Plan, also known as our “burn rate.” Our burn rate is discussed in greater detail on pages 33-34.
We believe the terms of the Restated Plan are beneficial to shareholders for a number of reasons, including:

•	the plan prohibits re-pricing of awards without shareholder approval;

•	the plan prohibits reload options;

•	the plan requires options for shares to be priced at not less than the fair market value of the shares on the grant date;

•	the requested number of authorized shares covers a relatively short expected duration, which:

▪
minimizes undesirable consequences of share “overhang,” i.e., the total number of shares related to outstanding options and other equity awards, plus shares available for grant, in relation to the total number of shares outstanding; and

▪	gives shareholders the right to approve or reject future plans in the near term to prevent undesirable dilution or excessive share overhang;

•
the flexible nature of the plan gives us the ability to respond to market trends by enabling us to grant a wide variety of awards and adjust the mix of awards between options, restricted stock and other equity-based awards;

•	the plan does not include liberal share recycling provisions;

•	the plan does not allow the re-grant of shares that are used for tax withholding or awards that are settled in cash (other than performance units that can never be settled in stock);

•	the plan authorizes the Compensation Committee of our Board of Directors to include claw back provisions in grants; and

•	awards of stock appreciation rights, restricted stock, restricted stock units, deferred stock units and stock cannot exceed forty percent of the total authorized shares.
Our Board of Directors unanimously recommends that you vote “FOR” the approval of our Restated Equity Incentive Plan (2013).
Description of Restated Plan
The following is a summary description of the Restated Plan. The entire plan is attached as Annex B to this proxy statement. The following description is qualified in its entirety by reference to the Restated Plan.
Plan Term.  The Restated Plan will become effective upon approval by our shareholders. Under the plan, no incentive stock options may be granted after the tenth anniversary of its effective date. Other awards can continue to be made until all available shares have been used.
Shares Authorized.  The Restated Plan authorizes the issuance of an additional 1,000,000 shares of our common stock (as that class may be renamed or redesignated). Awards of stock appreciation rights, restricted stock, restricted stock units, deferred stock units and stock cannot exceed forty percent of the total authorized shares. The number of shares available for issuance under the plan will not be reduced for awards which are cancelled, or which expire or are forfeited, but will be reduced by the portion of awards settled in cash or withheld in connection with the exercise or settlement of an award (e.g., tax withholding). However, performance units that at the time of issuance can be settled only for cash (and not for stock) will not reduce the number of shares available for issuance under the plan. Net share counting will not be used to determine the number of shares available for awards. In addition, shares tendered in connection with the exercise of an award will not affect the number of shares available for issuance under the plan.
Eligibility.  Our employees, prospective employees, directors or advisors and those of our affiliates selected by the committee (as described below) are eligible to become participants in the Restated Plan. Currently, we intend to use the plan to make grants to approximately 75 employees and seven directors, although all of our employees, prospective employees, directors and advisors are eligible for awards under the plan.
Award Types.  The committee may grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock awards, or any other stock-based award.
Individual Award Limits.  Subject to certain anti-dilution and other adjustments, no employee may be granted in any calendar year awards covering more than 250,000 shares. In addition, under the Restated Plan, the maximum amount payable to a participant for performance units intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code cannot exceed $5,000,000 in any calendar year.
Administration.  The Restated Plan is administered by the Compensation Committee of our Board of Directors or another committee of two or more directors established by the board from time to time (such committee or such other committee being referred to herein as the committee). Under stock exchange rules, members of the committee are required to satisfy the exchange's standards for independence, subject to certain narrow exceptions. Subject to the provisions of the Restated Plan, the committee has the power to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted and the timing of any such awards;

•
grant awards to participants and determine the terms and conditions of the awards, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, and the extent to which reimbursement to the company or any affiliate of any payment of cash or shares under any award shall be required;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•
prescribe and amend the terms of the agreements or other communications evidencing awards made under the plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to us by participants under the plan;

•
determine whether, and the extent to which, adjustments are required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off or stock dividend;

•
interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award granted under the plan, and to make exceptions to any such provisions in good faith and for our benefit; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.
Stock Options.  Stock options may be granted as non-qualified stock options or incentive stock options, and must be granted at a price no lower than the fair market value of the stock on the day of grant. Stock options may be exercised during a period of time fixed by the committee, except that no incentive stock option may be exercised more than ten years after the day it is granted. Otherwise, the committee has discretion to determine the number of shares subject to an option (subject to the plan's stated limits), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the plan. The exercise price of an option may be paid through various means acceptable to the committee, including in cash or, to the extent allowed by the committee, by delivering (either physically or by attestation) previously owned shares or by delivering to the company the proceeds of shares of the company's stock issuable under an option. The plan prohibits re-pricing stock options without shareholder approval (including canceling previously awarded stock options and re-granting them with a lower exercise price) and prohibits granting stock options that include a reload feature.
Stock Appreciation Rights.  A stock appreciation right entitles a participant to receive a payment, in cash, common stock, or a combination of both, in an amount equal to the difference between the fair market value of the stock at the time of exercise and the exercise price of the award, which may not be lower than the fair market value of our common stock on the day of grant. Stock appreciation rights may be exercised during the period of time after the grant date fixed by the committee. Stock appreciation rights may be granted either in tandem with, or as a component of, other awards granted under the Restated Plan, or not in conjunction with other awards and may, but need not, relate to a specific option. Stock appreciation rights are generally subject to the same terms and limitations as options or, when granted in tandem with other awards, to the same terms as those other awards. Stock appreciation rights cannot be re-priced without shareholder approval, including canceling previously awarded stock appreciation rights and re-granting them with a lower exercise price.
Restricted Stock, Restricted Stock Units, Deferred Stock Units and Stock Awards.  An award of restricted stock consists of a specified number of shares of our common stock that are subject to restrictions on transfer, conditions of forfeiture, and any other terms and conditions for periods determined by the committee. Unless otherwise determined by the committee, prior to the termination of the restrictions, a participant may vote and receive dividends on the restricted stock but may not sell or otherwise transfer the shares. The committee may also make stock awards of common stock without restrictions.
An award of restricted stock units entitles a participant to receive a specified number of shares of common stock upon the expiration of a stated vesting period. It may also include the right to dividend equivalents, if and as so determined by the committee. Unless the committee determines otherwise, once a restricted stock unit vests, the shares of common stock specified in the award will be issued to the participant. A participant who has been awarded restricted stock units may not vote the shares of common stock subject to the units until the shares are issued. Until the vesting period applicable to a restricted stock unit award expires and the shares are issued, the participant also may not transfer or encumber any interest in the restricted stock unit or in any related dividend equivalents.

An award of deferred stock units entitles a participant to receive a specified number of shares of common stock at a specified time in the future. It may also include the right to dividend equivalents, if and as so determined by the committee. Unless the committee determines otherwise, at the specified future time, the shares of common stock specified in the award will be issued to the participant. A participant who has been awarded deferred stock units may not vote the shares of common stock subject to the units until the shares are issued. Until the shares are issued, the participant also may not transfer or encumber any interest in the deferred stock unit or in any related dividend equivalents. The committee has discretion to determine the terms of any award of restricted stock, restricted stock units, or deferred stock units, including the number of shares subject to the award (subject to the plan's stated limits), and the minimum period, if any, over which the award may vest.
Performance Shares and Performance Units.  A grant of performance shares or performance units entitles a participant to receive cash, common stock (which may be in the form of restricted stock or restricted stock unit), or a combination of both, based on the degree of achievement of pre-established performance targets over a performance cycle determined by the committee. The committee has discretion to determine the terms of any award of performance shares or performance units, including the maximum amount payable (subject to the plan's stated limits), the performance period, performance criteria (which may be based on financial and/or operational performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an award of performance shares or performance units prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify that all or a portion of an award of performance shares or performance units is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code using “qualifying performance criteria” described below. Performance units that at the time of issuance are designated to be settled only in cash and not in stock do not reduce the number of shares available for issuance under the plan.
Qualifying Performance Criteria.  The committee may establish performance criteria and the level of achievement against such criteria that determines the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award. The criteria may be based on qualifying performance criteria or other standards of financial performance and/or personal performance evaluations. The committee may also specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The performance criteria for that portion of an award must be a measure based on one or more qualifying performance criteria selected by the committee and specified at the time the award is granted. Even if performance goals are satisfied, the committee may reduce the number of shares issued under or the amount paid under an award on the basis of such further considerations as the committee in its sole discretion determines.
Qualifying performance criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group, in each case as specified by the committee in the award:

•	cash flow;

•	earnings per share;

•	earnings before interest, taxes and amortization;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	net earnings or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital;

•	market segment share;

•	brand recognition/acceptance;

•	customer satisfaction;

•	return on equity;

•	total shareholder return;

•	growth in sales;

•	productivity ratios;

•	expense targets;

•	working capital targets;

•	operating efficiencies;

•	sales;

•	net sales;

•	return on capital employed;

•	pre or after tax income (before or after allocation of corporate overhead and bonuses);

•	diluted earnings per share; or

•	costs.
The committee may appropriately adjust any evaluation of performance under a qualifying performance criterion to exclude any of the following events that occurs during a performance cycle:

•	asset write-down;

•	litigation or claim judgments or settlements;

•	the effect of changes in or under provisions of tax laws, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganizations or restructuring programs; and

•
any extraordinary nonrecurring items described in FASB Accounting Standards Codification 255-20, formerly Accounting Principles Board Opinion No. 30, and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year.

Any qualifying performance criteria must be objectively determinable, must be established by the committee while the outcome for the performance cycle is substantially uncertain and while no more than 90 days, or if less, 25% of the number of days in the performance cycle have passed, and must otherwise meet the requirements of Section 162(m) of the Internal Revenue Code.
Burn Rate.  Consistent with guidance suggested by Institutional Shareholder Services, Inc. (“ISS”), we determine the average annual percentage of our outstanding common stock subject to awards made under our 2010 Plan, also known as our burn rate, by adding the number of options and the number of full value shares awarded under the plan, and dividing that amount by the weighted average common shares outstanding. Since adoption of the 2010 Plan, we have complied with the ISS burn rate requirements included in our 2010 proxy statement, and our burn rate has otherwise been within ISS caps during each of those years. As discussed above, we expect that the number of additional authorized shares requested under the Restated Plan will suffice for anticipated awards for the next three years, and we fully expect to be within ISS' suggested burn rate guidance during each such year.
Transferability.  Awards are not transferable or assignable unless provided otherwise by the committee. The committee may grant or amend an award to allow transfer or assignment to certain family members and in other limited circumstances.
Amendment and Termination.  Our Board of Directors or the committee may modify, suspend, or terminate the plan, but may not, without the prior approval of our shareholders, make any change to the plan that increases the total amount of common stock which may be awarded (except to reflect reorganizations, reclassifications, combinations of shares, stock splits, reverse stock splits, spin-offs, stock dividends, dividends in kind, cash dividends (other than normal cash dividends), other distributions or other such events), increases the individual maximum award limits (except to reflect the changes or events listed above), changes the class of persons eligible to participate, reduces the exercise price of outstanding stock options or stock appreciation rights, or otherwise amends the plan in any manner requiring shareholder approval by law or under the applicable exchange listing requirements.
International Participants.  The committee has the authority to adjust the terms of the plan or awards to participants who reside or work outside the United States and who are not NEOs in order to conform to local law or to obtain any favorable tax treatment for the participant or the company or an affiliate.
Miscellaneous.  On September 9, 2013, the closing market price of a share of our common stock was $54.39, and there were 1,012,307 stock option awards outstanding under the 2010 Plan. Information about restricted stock and options granted to our NEOs in fiscal 2013 can be found in the table under the heading “Grants of Plan Based Awards in Fiscal 2013” on page 19. Additionally, in August 2013, the company granted 52,497 shares of restricted stock and granted options covering 133,476 shares to executive officers (including NEOs) as a group and granted 24,552 shares of restricted stock and options covering 33,990 shares to all employees (excluding executive officers and NEOs) as a group. We currently have 558,863 shares remaining available for future use.
As of September 9, 2013, the following aggregate number of stock option awards were outstanding under the 2010 Plan: Mr. Milroy – 451,025; Mr. Wright – 62,016; Mr. Curran – 70,664; Mr. Cotter – 45,967; Mr. Wood – 22,224; all executive officers (including NEOs) as a group – 734,791; all non-employee directors – 70,200; all employees (excluding NEOs and other executive officers) – 207,316. Additional information about the 2010 Plan is provided under “Securities Authorized for Issuance under Equity Compensation Plans” on page 36.
No information can be provided with respect to options or awards that may be granted in the future under the Restated Plan. Such awards are within the discretion of the committee. The committee has not determined future awards or who might receive them.

Certain Federal Income Tax Consequences
The following discussion of the federal income tax consequences of the Restated Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and may be amended or interpreted differently during the term of the Restated Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.
Non-Qualified Stock Options.  A participant who is granted a non-qualified stock option will not recognize income and we will not be allowed a deduction at the time the option is granted. When a participant exercises a non-qualified stock option, the difference between the exercise price and any higher market value of the stock on the date of exercise (the “stock option gains”) will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the company or a subsidiary. The company or a subsidiary is obligated to report and (if the participant is or was an employee) withhold on the amount of ordinary income. The capital gain holding period of the shares acquired will begin one day after the date the stock option is exercised. When a participant disposes of shares acquired by the exercise of the option, any amount received that is more than the fair market value of the shares on the exercise date will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the exercise date, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.
Incentive Stock Options.  Only employees can be issued incentive stock options. An employee who is granted an incentive stock option also will not recognize income and the company will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by the company or a subsidiary or within the three-month period (one-year period, in the case of disability) after his or her employment ends, the participant will not recognize any ordinary income at that time. However, any excess of the fair market value of the shares acquired by such exercise over the exercise price will be an item of tax preference for purposes of any federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are disposed of more than two years after the date of grant and one year after the date of transfer of the shares to the participant (“statutory holding periods”), any sale proceeds that exceed the total exercise price of these shares will be long-term capital gain. Except in the event of the optionee's death, if the shares are disposed of prior to the expiration of the statutory holding periods (a “Disqualifying Disposition”), generally, the amount by which the fair market value of the shares at the time of exercise exceeds the total exercise price will be ordinary income. If a Disqualifying Disposition occurs, we will be entitled to a federal income tax deduction for a similar amount.
Stock Appreciation Rights.  The grant of a stock appreciation right payable is generally not a taxable event for a participant. Upon exercise of the appreciation right, the participant will generally recognize ordinary income equal to the fair market value of any shares or cash received. We will be entitled to a tax deduction at the same time for the same amount and will be obligated to report and (if the participant is or was an employee) withhold on that amount. The participant's later sale of any shares received generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be treated as short-term or long-term capital gains (or losses), depending upon the holding period of the shares.
Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares and Stock Awards.  Grantees of restricted stock, performance shares or stock awards (to the extent such stock awards are unvested at the time of grant) do not recognize income at the time of the grant of such awards. Grantees of restricted stock units and deferred stock units also do not recognize income at the time of the grant of the awards. However, when the award vests (for restricted stock, performance shares or stock awards) or is paid (for restricted stock units or deferred stock units), the grantee generally recognizes ordinary income in an amount equal to the fair market value of the stock or cash at such time. We will receive a corresponding deduction and will be required to report and (if the participant is or was an employee) withhold at that time.
A participant could, within 30 days after the date of an award of restricted stock, performance shares or stock awards (but not an award of restricted stock units or deferred stock units), elect to report compensation income for the tax year in which the award occurs. If the participant makes such an election, the amount of compensation income would be the value of the award at the time of grant. Any later appreciation in the value of the award would be treated as capital gain and realized only upon the sale of the stock subject to the award. If, however, the award is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the award, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income. We would receive a deduction at the time and in the amount of the compensation income included by the participant. We would also be required to report and (if the participant is or was an employee) withhold on that compensation income.
Performance Units.  A participant will not have taxable income upon the grant of a contingent right to a performance unit. Rather, taxation will be postponed until the performance unit becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. We would receive a deduction at the time and in the amount of the compensation income included by the participant. We would also be required to report and (if the participant is or was an employee) withhold on that compensation income.

Tax Withholding.  In connection with awards under the plan, the company may withhold from any cash otherwise payable to a participant or require a participant to remit to the company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, performance share or stock award, or the payment of a restricted stock unit, deferred stock unit, or performance unit or, with the consent of the committee, by delivery to the company of previously owned shares of common stock. We are permitted to reasonably delay the issuance or delivery of shares if we need to do so to meet our withholding obligations.
Company Deduction and Section 162(m).  For certain of our NEOs, Section 162(m) of the Internal Revenue Code limits the amount of compensation otherwise deductible by us and our subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is “performance-based compensation.” We expect that non-qualified stock options, incentive stock options and stock appreciation rights should qualify as performance-based compensation. We also expect to issue performance units that will be settled only in cash, and not in stock, to our Chief Executive Officer, and certain of our NEOs, that will also qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, performance shares and performance units in order to qualify such grants as performance-based compensation for purposes of this section. At the time of grant, the committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. In addition, the committee will certify the extent to which the qualifying performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.
Important Disclaimer Regarding Tax Advice Under Treasury Circular 230. The tax discussion set forth in this proxy statement is intended only as a general guide to the possible tax consequences of incentives issued under the plan. Such tax discussion is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Each recipient of awards under the plan should seek tax advice based on such recipient's particular circumstances from an independent tax advisor.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth certain information as of June 29, 2013 with respect to equity compensation plans under which securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(1):
Restated Equity Incentive Plan (2010)(2)	1,047,784	23.71	803,378
Employee Plans(3)	131,849	32.43	—
1996 Directors’ Stock Option Plan	22,000	33.40	—
Total	1,201,633	25.01	803,378
Equity compensation plans not approved by security holders:	—	—	—
Total	1,201,633	25.01	803,378

(1)	See Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013.

(2)
Our Restated Equity Incentive Plan (2010) was approved at our November 4, 2010 annual meeting of shareholders. The outstanding shares listed for this plan include the initial shares authorized under our 2006 Equity Incentive Plan, as well as the additional shares authorized when the restated plan was approved. The number of shares listed in column (A) includes the maximum of 150,000 shares issuable pursuant to Mr. Milroy's Performance Award; however, the weighted-average exercise price listed in column (B) does not take into account the Performance Award or other shares of outstanding restricted stock. In August 2013, we granted 77,049 shares of restricted stock and options covering 167,466 shares of common stock. As a result, as of September 23, 2013, only 558,863 shares remained available for issuance under our 2010 Plan.

(3)	Includes our 1998 Stock Option and Compensation Plan.

PROPOSAL NUMBER 3

Ratify the Appointment of Independent Auditors
Our board and management are committed to the quality, integrity and transparency of the company’s financial statements and reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent auditors for the 2014 fiscal year. A representative of Ernst & Young will attend this year’s annual meeting and will be available to respond to questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.
If the shareholders do not ratify the appointment of Ernst & Young, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Ernst & Young by shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interest.
Fees Billed to Company by Auditors:
Set forth below are the fees billed by Ernst & Young for the fiscal years ended June 29, 2013 and June 30, 2012:

	Fiscal Year Ended June 29, 2013 ($)	Fiscal Year Ended June 30, 2012 ($)
Audit Fees(1)	600,993	561,338
Audit-Related Fees(2)	11,970	11,649
Tax Fees(3)	305,998	400,140
All Other Fees	~~—~~	~~—~~
Total	918,961	973,127

(1)
Represents amounts related to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Represents amounts reasonably related to the performance of the audit or review of our consolidated financial statements which are not reported under the Audit Fees category.

(3)	Represents fees related to tax compliance and tax planning services.
The Audit Committee of our Board of Directors has reviewed the services described above provided by Ernst & Young as well as the amounts billed for such services, and after consideration has determined that the receipt of these fees by Ernst & Young is compatible with the provision of independent audit services. The Audit Committee has discussed these services and fees with Ernst & Young and management to determine that they are appropriate under applicable rules and regulations.
Pre-Approval Policy
All services performed by Ernst & Young have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax and other services expected to be performed by Ernst & Young in the fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who is/are independent directors. In the event such authority is so delegated, the Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During fiscal 2013, the Audit Committee functioned in conformance with these procedures.
Report of the Audit Committee
The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and Ernst & Young LLP.
Specifically, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communication with the audit committee concerning independence, and has discussed with Ernst & Young its independence, including a consideration of the compatibility of non-audit services with such independence.
The Audit Committee, based on the review and discussions described above with management and Ernst & Young, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2013 for filing with the Securities and Exchange Commission.
As reported:
LYNN CRUMP-CAINE
ERNEST J. MROZEK
ALICE M. RICHTER
The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.
Our Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as our independent auditor for fiscal 2014.

PROPOSAL NUMBER 4

Advisory Vote on Executive Compensation
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement.
Our executive compensation program is designed to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which employs long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” section, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our board and its Compensation Committee believe that these policies and procedures are effective in achieving our goals, and our board recommends that our shareholders approve the compensation of our NEOs.

Unless our Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2014.
We are providing our shareholders with the opportunity to indicate their approval for our executive compensation program for our NEOs by voting on the following resolution:
“RESOLVED, that the shareholders of G&K Services, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section and in the compensation tables and narrative discussion contained in the “Executive Compensation” section of this proxy statement.”
As an advisory vote, this proposal is not binding upon the company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Our Board of Directors unanimously recommends that you vote “FOR” the advisory vote on executive compensation.

Voting Securities and Principal Holders Thereof
The following table sets forth, as of September 9, 2013, the record date for the annual meeting, certain information with regard to the beneficial ownership of our common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our board, (iii) each NEO, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

	Class A Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Milroy, Douglas A.(2)	449,387	2.27%
Wright, Jeffrey L.(3)	123,020	*
Wood, Robert G.(4)	37,472	*
Curran, Timothy N.(5)	98,397	*
Cotter, Jeffrey L.(6)	53,933	*
Fortun, Wayne M.(7)	34,237	*
Pippin, M. Lenny(8)	31,062	*
Bronson, John S.(9)	25,564	*
Richter, Alice M.(10)	20,164	*
Doyle, J. Patrick(11)	26,264	*
Mrozek, Ernest J.(11)	26,264	*
Crump-Caine, Lynn(12)	15,864	*
All executive officers and directors as a group (12 persons)(13)	941,628	4.75%
Wellington Management Company, LLP(14) 280 Congress Street Boston, MA 02210	1,603,380	8.10%
Dimensional Fund Advisors LP(14) 6300 Bee Cave Road Austin, TX 78746	1,578,331	7.97%
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	1,486,122	7.50%
T. Rowe Price Associates, Inc.(14) 100 East Pratt Street Baltimore, MD 21202	1,268,130	6.40%
The Vanguard Group, Inc.(14) 100 Vanguard Boulevard Malvern, PA 19355	1,140,680	5.76%

*	Indicates an amount less than 1%.

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)
Includes 312,963 shares subject to stock options that are exercisable within 60 days and 77,214 shares of unvested restricted stock. Also includes 3,000 shares for which Mr. Milroy shares voting power with his spouse.

(3)
Includes 60,942 shares subject to stock options that are exercisable within 60 days and 21,162 shares of unvested restricted stock. Also includes 35,198 shares for which Mr. Wright shares voting power with his spouse.

(4)	Includes 19,104 shares of unvested restricted stock.

(5)
Includes 56,946 shares subject to stock options that are exercisable within 60 days and 22,214 shares of unvested restricted stock. Also includes 14,440 shares for which Mr. Curran shares voting power with his spouse.

(6)	Includes 31,079 shares subject to stock options that are exercisable within 60 days and 13,917 shares of unvested restricted stock.

(7)	Includes 12,100 shares subject to stock options that are exercisable within 60 days and 4,490 shares of unvested restricted stock.

(8)	Includes 16,900 shares subject to stock options that are exercisable within 60 days and 7,373 shares of unvested restricted stock.

(9)	Includes 15,100 shares subject to stock options that are exercisable within 60 days and 4,490 shares of unvested restricted stock.

(10)	Includes 12,100 shares subject to stock options that are exercisable within 60 days and 4,490 shares of unvested restricted stock.

(11)	Includes 14,100 shares subject to stock options that are exercisable within 60 days and 4,490 shares of unvested restricted stock.

(12)	Includes 7,800 shares subject to stock options that are exercisable within 60 days and 4,490 shares of unvested restricted stock.

(13)	Includes 554,130 shares subject to stock options that are exercisable within 60 days and 187,924 shares of unvested restricted stock.

(14)	Based solely upon the most recent report filed with the Securities and Exchange Commission pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended.
The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

Additional Information
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for our board, a Code of Ethical Conduct for our employees, officers and directors generally, and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal executive officer, principal financial officer and controller, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We will promptly disclose on our website amendments to certain provisions of these codes, and any waivers of provisions of these codes required to be disclosed under the rules of the SEC or the NASDAQ Global Select Market.
Certain Transactions
Our board reviews and approves any transactions between our company or any of its subsidiaries and related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal 2013, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
Ability of Shareholders to Communicate with the Company’s Board of Directors
We have established means for shareholders and others to communicate with our board. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our compensation practices, it should be submitted in writing addressed to the Chair of the Compensation Committee in care of our Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chairman of the Board, or to any one of the independent directors of the company, in care of our Corporate Secretary at our headquarters address. As appropriate, these shareholder communications will be forwarded by our Corporate Secretary to the appropriate addressee.
Proposals of Shareholders for the 2014 Annual Meeting
Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2014 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 5995 Opus Parkway, Suite 500, Minnetonka, MN 55343 by May 26, 2014. The proposal must include proof of ownership of our stock and should be sent to the attention of our Corporate Secretary. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.
Under our Amended and Restated Bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2014 annual meeting:

•
if the 2014 annual meeting is being held within 30 days before or 60 days after the anniversary of the date of this year’s annual meeting (November 6, 2013), we must receive notice not less than 120 days in advance of the first anniversary of the 2013 annual meeting; or

•	120 days in advance of the annual meeting or, if later, ten days following the first public announcement of the date of such annual meeting of shareholders.
Our fiscal 2014 annual meeting of shareholders is tentatively scheduled to be held on November 6, 2014. Assuming that our 2014 annual meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting no later than July 9, 2014. If we do not receive notice prior to such date, or if we meet certain other requirements of applicable SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.
A shareholder’s nomination for director must contain the following information about the nominee (among other information, as specified in our Amended and Restated Bylaws):

•	name;

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required under Regulation 14A of the Securities Exchange Act of 1934, as amended; and

•	such person’s signed written consent to being a nominee and to serving as a director if elected.
A shareholders’ notice of a proposed item of business must include (among other information, as specified in our Amended and Restated Bylaws):

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address, as they appear on the company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf the proposal is made;

•	the information required by Section 16(b)(y)(ii) of the rules of the Securities Exchange Act of 1934, as amended with respect to such shareholder and any such beneficial owner;

•	any material interest the shareholder has in such business; and

•
a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock entitled to vote on such business at the meeting, will continue to be a holder of record of such shares of stock, and intends to appear in person or by proxy at the meeting to make the proposal.

As set forth in our Amended and Restated Bylaws, a shareholder’s notice, whether to nominate a director or to introduce an item of business at an annual meeting, must also contain specified information regarding the shareholder and any beneficial owner on whose behalf the proposal is made. Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provisions of our Amended and Restated Bylaws, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.
Discretionary Proxy Voting Authority/ Untimely Shareholder Proposals
Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended governs our use of our discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in our proxy statement. As set forth above, shareholders must comply with the advance notice procedure in our Amended and Restated Bylaws if they are to submit a proposal for consideration at our annual meeting. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Amended and Restated Bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.
Shareholders Sharing an Address
Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, MN 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholder sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended June 29, 2013, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500. You may also access a copy of our Form 10-K on both our website at http://www.gkservices.com and the SEC’s website at http://www.sec.gov.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 6, 2013
Our proxy statement and 2013 Annual Report are available at http://www.gkservices.com.
Directions to the Meeting
You may request directions to the annual meeting by writing or calling Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500.
Solicitation
We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and regular employees may solicit proxies personally, by telephone, by special letter, or via the Internet.
Our board does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
G&K Services, Inc.
Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

Annex A

Reconciliation of GAAP to Non-GAAP Financial Measures
We report our consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	June 29, 2013				June 30, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$229,495	$14,323	$8,023	$0.40	$224,341	$19,424	$11,188	$0.59
Add: Impact of pension withdrawal and associated expenses (1)(4)	—	1,000	620	0.03	—	—	—	—
Add: Restructuring and impairment charges (5)	—	9,833	6,086	0.31	—	—	—	—
Less: Change in merchandise amortization lives (6)	—	(2,605)	(1,655)	(0.08)	—	—	—
As Adjusted	$229,495	$22,551	$13,074	$0.66	$224,341	$19,424	$11,188	$0.59

	Twelve Months Ended				Twelve Months Ended
	June 29, 2013				June 30, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$907,728	$78,034	$46,720	$2.38	$869,937	$42,271	$24,147	$1.29
Add: Impact of pension withdrawal and associated expenses (1)(4)	—	1,000	620	0.03	—	24,004	14,626	0.78
Add: Impact of equitable adjustment to equity based compensation (2)	—	—	—	—	—	1,881	1,241	0.07
Less: Impact of discrete tax event (3)	—	—	—	—	—	—	(1,390)	(0.07)
Add: Restructuring and impairment charges (5)	—	9,833	6,086	0.32	—	—	—	—
Less: Change in merchandise amortization lives (6)	—	(2,605)	(1,655)	(0.09)	—	—	—	—
As Adjusted	$907,728	$86,262	$51,771	2.65	$869,937	$68,156	$38,624	$2.06

* The EPS calculation for the individual adjustments noted above may be different for the three and 12 month periods due to the appropriate use of a different weighted average number of shares.

**The EPS calculation for the adjustments does not foot due to rounding.

(1)	In the third quarter of fiscal 2012 we recorded a charge associated with the estimated withdrawal from the Central States Southeast and Southwest Areas Pension Fund.

(2)
In the third quarter of fiscal 2012, as a result of our $6.00 per share special dividend, the Board of Directors approved an equitable adjustment to all outstanding stock options to preserve the intrinsic value of the options, which resulted in a pre-tax non-cash charge to earnings.

(3)	In the third quarter of fiscal 2012, we recorded a tax benefit related to the final disposition of a subsidiary.

(4)
In the fourth quarter of fiscal 2013, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund. This increased amount was recorded in the selling and administrative expenses (S&A) line item.

(5)
In the fourth quarter of fiscal 2013, we recorded restructuring and impairment charges associated with restructuring our direct sales businesses and one rental operation consisting primarily of fixed asset and inventory impairments and severance. $3,611 of these charges were recorded as cost of direct sales and the remaining $6,222 were recorded in the S&A line item.

(6)
In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental operations line item.

Annex B

G&K Services, Inc.
Restated Equity Incentive Plan (~~2010~~ 2013)

1.
Purpose. The purpose of the G&K Services, Inc. Restated Equity Incentive Plan (~~2010~~2013) (the “Plan”) is to motivate directors, key employees and advisors to produce a superior return to the shareholders of G&K Services, Inc. by offering them an opportunity to participate in shareholder gains, by facilitating stock ownership and by rewarding them for achieving a high level of corporate financial performance, including through financial awards that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan is also intended to facilitate recruiting and retaining talented executives for key positions by providing an attractive capital accumulation opportunity. The Plan was initially adopted by the Board (as defined below) as the G&K Services, Inc. 2006 Equity Incentive Plan on August 23, 2006, and approved by the shareholders at the annual meeting of shareholders held November 16, 2006. The Plan ~~as~~was restated as the G&K Services, Inc. Restated Equity Incentive Plan (2010) and as such was adopted by the Board on August 19, 2010, and approved by the shareholders at the annual meeting of shareholders scheduled for November 4, 2010. The Plan is now being restated as the G&K Services, Inc. Restated Equity Incentive Plan (2013). The restated Plan was adopted by the Board on August 22, 2013, subject to the approval of shareholders at the annual meeting of shareholders scheduled for November ~~4, 2010~~6, 2013.

2.	Definitions.

2.1	The following terms, whenever used in this Plan, shall have the meanings set forth below:

(a)
“Affiliate” means any corporation or limited liability company, a majority of the voting stock or membership interests of which is directly or indirectly owned by the Company, and any partnership or joint venture designated by the Committee in which any such corporation or limited liability company is a partner or joint venturer.

(b)	“Award” means a grant made under this Plan in the form of Performance Shares, Restricted Stock, Restricted Stock Units, Options, Performance Units, Stock Appreciation Rights, or Stock Awards.

(c)
“Award Agreement” means a written agreement or other communication evidencing the terms and conditions of an Award in the form of either an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or a certificate, notice, term sheet or similar communication.

(d)	“Beneficiary” means the person or persons determined in accordance with Section 13.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Change in Control” means the occurrence of any of the following events:

(i)
any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii)
a change in the composition of the Board since August ~~23, 2006~~22, 2013, (the “Effective Date”), such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board unless the Incumbent Board otherwise designates such individual as a member of the Incumbent Board;

(iii)
a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportion as their ownership immediately prior to such Corporate Transaction; or

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(h)	“Committee” has the meaning set forth in Section 3.

(i)	“Company” means G&K Services, Inc., a Minnesota corporation.

(j)	“Deferred Stock Units” has the meaning set forth in Section 9.

(k)
“Disaffiliation” means an Affiliate's ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company or its Affiliate. A Disaffiliation shall be deemed to affect Awards only with respect to Participants employed by or working with the Affiliate or division subject to the Disaffiliation.

(l)	“Employee” means an individual who is a common law employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(m)
“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the price at which a Share was last sold (i.e., closing market price) on the principal United States market for the Shares, or, if no sale of Shares shall have been reported on such principal United States market on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(n)	“Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

(o)	“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(p)	“Option” means a right to purchase Stock awarded under Section 10.

(q)	“Other Stock-Based Awards” means Awards granted pursuant to Section 12.

(r)	“Participant” means a person described in Section 5 designated by the Committee to receive an Award under the Plan.

(s)	“Performance Cycle” means the period of time as specified by the Committee over which Performance Shares or Performance Units are to be earned.

(t)
“Performance Shares” means an Award made pursuant to Section 6 which entitles a Participant to receive Shares, their cash equivalent, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(u)
“Performance Units” means an Award made pursuant to Section 6 which entitles a Participant to receive cash, Stock, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(v)	“Plan” means the G&K Services, Inc. Restated Equity Incentive Plan ~~(2010)~~(2013), as amended from time to time.

(w)	“Qualifying Performance Criteria” has the meaning set forth in Section 16.2.

(x)	“Restricted Stock” means Stock granted under Section 7 that is subject to restrictions imposed pursuant to said Section.

(y)
“Restricted Stock Unit” means a grant under Section 9 of the right to receive a Share subject to vesting and such other restrictions imposed pursuant to said Section, together with dividend equivalents with respect to such Share if and as so determined by the Committee.

(z)	“Share” means a share of Stock.

(aa)	“Stock” means the Class A Common Stock, $.50 par value per share, of the Company, as such class of Stock may be redesignated or renamed from time to time.

(ab)
“Stock Appreciation Right” means a right awarded to a Participant pursuant to Section 11 that entitles the Participant to receive, in cash, Stock or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the Award is granted.

(ac)	“Stock Award” means an award of Stock granted to a Participant pursuant to Section 8.

(ad)
“Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on a Restricted Stock Unit or Restricted Stock are in effect.

2.2.
Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.	Administration.

3.1
Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board or such other committee selected by the Board and consisting of two or more members of the Board (the “Committee”). Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act, or cause an Award not to qualify for treatment as “performance based compensation” under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Affiliate, and/or to one or more agents.

3.2
Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to take all actions that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards under Section 5, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards, the exercise or exercise price of such Shares, the circumstances under which Awards become exercisable or vested or are forfeited or expire, and the extent to which reimbursement to the Company or any Affiliate of any payment of cash or Shares under any Award shall be required, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other documents relating to Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 25; (vii) to interpret and construe this Plan, any rules and regulations under this Plan, and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

3.3
Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, Beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

4.	Shares Available Under the Plan; Limitation on Awards.

4.1
Aggregate Limits. Subject to adjustment as provided in Section 25, the aggregate number of Shares issuable pursuant to all Awards under this Plan shall not exceed ~~3~~4,000,000 Shares. Awards of Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Stock cannot exceed 1,~~000~~600,000 Shares of the ~~3~~4,000,000 Shares authorized. Awards of Performance Units that entitle a Participant to a payment only of cash (and not of Stock) shall not reduce the number of Shares available for issuance under the Plan. Shares available for issuance under the Plan may be increased by the number of adjusted Company Shares available for issuance under any equity incentive plan assumed by the Company in connection with a merger or other acquisition but only if and to the extent determined by the Committee in its sole discretion. The Shares issued pursuant to Awards granted under this Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

4.2
Issuance of Shares. For purposes of this Section 4, the aggregate number of Shares available for Awards under this Plan at any time shall not be reduced by Shares subject to Awards that have been canceled, expired, or forfeited, but shall be reduced by the portion of Awards settled in cash (other than Awards of Performance Units that entitle a Participant to a payment only of cash and not of Stock) or withheld in connection with the exercise or settlement of an Award. Net Share counting shall not be used to determine the number of Shares available for Awards, nor shall Shares tendered in connection with the exercise of an Award affect the number of Awards available for issuance under the Plan.

4.3
Tax Code Limits. No Participant may be awarded in any calendar year Awards covering an aggregate of more than 250,000 Shares, which limits shall be calculated and adjusted pursuant to Section 25 only to the extent that such calculation or adjustment will not affect the status of any Award theretofore issued or that may thereafter be issued as “performance based compensation” under Section 162(m) of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan in any calendar year to any Participant that is to be paid in cash

(and not in Stock) and that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be a dollar amount not to exceed $5,000,000.

5.
Participation. Participation in the Plan shall be limited to Employees, prospective employees, directors or advisors of the Company or an Affiliate selected by the Committee. Options intending to qualify as Incentive Stock Options may only be granted to Employees of the Company or any subsidiary within the meaning of the Code. Participation is entirely at the discretion of the Committee, and is not automatically continued after an initial period of participation.

6.
Performance Shares and Performance Units. An Award of Performance Shares or Performance Units under the Plan shall entitle the Participant to future payments or Shares or a combination thereof based upon the level of achievement with respect to one or more pre-established performance criteria (including Qualifying Performance Criteria) established for a Performance Cycle.

6.1
Amount of Award. The Committee shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

6.2
Communication of Award. Each Award Agreement evidencing an Award of Performance Shares or Performance Units shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance criteria and level of achievement versus the criteria that shall determine the amount of such payment, (iii) the Performance Cycle as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Award prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

6.3
Performance Criteria. Performance criteria established by the Committee shall relate to corporate, group, unit or individual performance, and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Committee; provided, however, that the performance criteria for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities.

6.4
Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

6.5
Payment of Awards. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which performance criteria have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or a combination thereof. Payment shall be made in a lump sum or installments, as determined by the Committee at the time the Award is granted, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Committee. Payment in Stock may be in Restricted Stock or Restricted Stock Units, as determined by the Committee at the time the Award is granted.

6.6	Termination of Employment. Unless the Committee provides otherwise:

(a)
Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director before the end of a Performance Cycle, in either case by reason of death or permanent disability, the Performance Cycle for such Participant for the purpose of determining the amount of Award payable shall end at the end of the calendar quarter immediately preceding the date on which said Participant ceased to be an Employee or director, as the case may be. The amount of an Award payable to a Participant (or the Beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle, and shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was an Employee or director and the denominator of which is the number of full calendar quarters in the Performance Cycle.

(b)
Due to Reasons Other Than Death or Disability. Upon any other termination of employment as an Employee or director of a Participant during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled.

7.
Restricted Stock Awards. An Award of Restricted Stock under the Plan shall consist of Shares, the grant, issuance, retention, vesting and/or transferability of which are subject, during specified periods of time, to such conditions and terms as the Committee deems appropriate. Restricted Stock granted pursuant to the Plan need not be identical, but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.

7.1
Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares subject to the Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award and (v) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee. Shares issued under an Award of Restricted Stock may be issued in the name of the

Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

7.2
Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Shares of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.3
Rights as a Shareholder. Unless otherwise determined by the Committee, a Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Stock; provided that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 7.1, 7.2 and 7.4. Unless the Committee otherwise determines or unless the terms of the applicable Award Agreement or grant provides otherwise, any non-cash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions and vesting schedule as the Shares to which such dividends or distributions relate.

7.4	Termination of Employment. Unless the Committee provides otherwise:

(a)
Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director prior to the lapse of restrictions on Shares of Restricted Stock, in either case by reason of death or permanent disability, all restrictions on Shares of Restricted Stock held for the Participant's benefit shall immediately lapse.

(b)
Due to Reasons Other Than Death or Disability. Upon any other termination of employment as an Employee or director prior to the lapse of restrictions, participation in the Plan shall cease and all Shares of Restricted Stock held for the benefit of a Participant shall be forfeited by the Participant.

7.5
Certificates. The Committee may require that certificates representing Shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Affiliate until any restrictions applicable to Shares of Restricted Stock so retained have been satisfied or lapsed. Each certificate issued in respect to an Award of Restricted Stock may, at the election of the Committee, bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the G&K Services, Inc. Restated Equity Incentive Plan (~~2010~~2013) and the Restricted Stock Award. Release from such terms and conditions shall obtain only in accordance with the provisions of the Plan and the Award, a copy of each of which is on file in the office of the Secretary of G&K Services, Inc.”

8.	Stock Awards.

8.1	Grant. A Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee.

8.2
Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided that the Committee may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate.

9.
Restricted Stock Units. Restricted Stock Units are Awards denominated in units under which the issuance of Shares is subject to such conditions and terms as the Committee deems appropriate. Restricted Stock Units granted pursuant to the Plan need not be identical, but each grant of Restricted Stock Units must contain and be subject to the terms and conditions set forth below. Restricted Stock Units may be granted without vesting or forfeiture restrictions. Such Restricted Stock Units may also be called “Deferred Stock Units,” in the discretion of the Committee.

9.1
Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares subject to the Award, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock Units as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award, and (v) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2
Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

9.3
Rights as a Shareholder. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company's stock ledger. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. If an Award of Restricted Stock Units includes dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding Shares as of the record date for the dividends shall be paid to the Participant in cash subject to applicable withholding taxes in accordance with the terms of the Award as determined by the Committee, to the extent consistent with Section 409A of the Code.

9.4	Termination of Employment. Unless the Committee provides otherwise:

(a)
Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of the Participant's death or permanent disability, all restrictions on the Restricted Stock Units of the Participant shall lapse in accordance with the terms of the Award as determined by the Committee.

(b)
Due to Reasons Other Than Death or Disability. For Awards designated Restricted Stock Units by the Committee, if a Participant ceases employment as an Employee or director for any reason other than death or permanent disability, all Restricted Stock Units of the Participant and all rights to receive dividend equivalents thereon shall immediately terminate without notice of any kind and shall be forfeited by the Participant. The forgoing sentence shall not apply to an Award designated as a Deferred Stock Unit by the Committee unless the Committee provides to the contrary in the Award.

10.
Options. The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals (which may include Qualifying Performance Criteria). Except to the extent provided herein, no Participant (or Beneficiary of a deceased Participant) shall have any rights as a shareholder with respect to any Shares subject to an Option granted hereunder until said Shares have been issued. Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the terms and conditions set forth below.

10.1
Type of Option; Number of Shares. Each Option shall be evidenced by an Award Agreement identifying the Option represented thereby as an Incentive Stock Option or Non-Qualified Stock Option, as the case may be, and the number of Shares to which the Option applies.

10.2
Exercise Price. The exercise price under each Option shall be established by the Committee and shall not be less than the Fair Market Value of the Shares subject to the Option on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted.

10.3
Exercisability. The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

10.4	Exercise Term. Each Option shall have a Term established by the Committee, provided that no Incentive Stock Option shall be exercisable after ten years from the date of grant.

10.5
Payment for Shares. The exercise price of the Shares with respect to which an Option is exercised shall be payable at the time of exercise in accordance with procedures established by the Company. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery (either physically or by attestation) of previously-owned Shares, or a combination thereof.

10.6
No Repricing. Other than in connection with a change in the Company's capitalization (as described in Section 25), an Option may not be re-priced without shareholder approval (including canceling previously awarded Options and re-granting them with a lower exercise price).

10.7	No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option or stock appreciation right.

10.8
Incentive Stock Options. In the case of an Incentive Stock Option, each Option shall be subject to any terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify the Option as an Incentive Stock Option. Notwithstanding anything to the contrary in this Section 10, in the case of an Incentive Stock Option (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant, and the Option must expire within a period of not more than five years from the date of grant, and (b) termination of employment will be deemed to occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Options designated as Incentive Stock Options may not be issued more than ten years after the date that the Plan was adopted, or the date the Plan was approved by shareholders, whichever is later. If this Plan as restated herein is approved by the shareholders in accordance with Minnesota Statute Section 302A.437, at the ~~next~~annual meeting scheduled for November 6, 2013, the Plan shall be considered to have been adopted as of the date of ~~the next~~that annual meeting with respect to the number of Shares available for issuance as of that date. Notwithstanding anything in this Section 10 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and shall be deemed Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, and (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

10.9	Termination of Employment.

(a)
Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director in either case by reason of death or permanent disability, each outstanding Option shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Option. If a Participant dies before exercising all outstanding Options, the outstanding Options shall be exercisable by the Participant's Beneficiary.

(b)
Due to Reasons Other Than Death or Disability. Unless the Committee provides otherwise, upon any other termination of employment as an Employee or director, all rights of the Participant under this Plan shall immediately terminate without notice of any kind.

11.	Stock Appreciation Rights.

11.1	General. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee to receive upon exercise of the right an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the Award is granted. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with, or as a component of, an Option granted under Section 10, other Awards granted under the Plan or stock options granted under any other Company equity compensation plan (“tandem SARs”) or without reference to other Awards or stock options (“freestanding SARs”). Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. The Committee may provide that the exercise of a tandem SAR will be in lieu of the exercise of the stock option or Award in connection with which the tandem SAR was granted. A tandem SAR may not be exercised at any time when the per Share Fair Market Value of the Shares to which it relates does not exceed the exercise price of the Option associated with the tandem SAR. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 10, and all tandem SARs shall have the same vesting, exercisability, forfeiture and termination provisions as such Award or stock option to which they relate. Subject to the foregoing sentence and the terms of the Plan, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

11.2
Exercise Price. The per Share price for exercise of Stock Appreciation Rights shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Fair Market Value of the Shares subject to the Award on the date of grant; provided, however, that the per Share exercise price with respect to a Stock Appreciation Right that is granted in connection with a merger or other acquisition as a substitute or replacement award for stock appreciation rights held by awardees of the acquired entity may be less than 100% of the Fair Market Value on the date such Award is granted.

11.3
No Repricing. Other than in connection with a change in the Company's capitalization (as described in Section 25), a Stock Appreciation Right may not be re-priced without shareholder approval (including canceling previously awarded Stock Appreciation Rights and re-granting them with a lower exercise price).

11.4
No Reload Grants. Stock Appreciation Rights shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option or stock appreciation right.

11.5	Termination of Employment.

(a)	Due to Death or Disability.

(i)
If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of death or permanent disability, each outstanding freestanding SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right.

(ii)
If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of death or permanent disability, each outstanding tandem SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right. If a Participant dies before exercising all tandem SARs, the outstanding tandem SARs shall be exercisable by the Participant's Beneficiary.

(b)
Due to Reasons Other Than Death or Disability. Unless the Committee provides otherwise, upon any other termination of employment as an Employee or director, all rights of the Participant under this Plan shall immediately terminate without notice of any kind.

11.6
Payment. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of cash, Shares or a combination thereof as determined by the Committee at the time the Award is granted. However, notwithstanding any other provisions of this Plan, in no event may the payment (whether in cash or Stock) upon exercise of a Stock Appreciation Right exceed an amount equal to 100% of the Fair Market Value of the Shares subject to the Stock Appreciation Right at the time of grant.

12.
Other Stock-Based Awards. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

13.
Nontransferability of Rights.    Unless the Committee provides otherwise, (i) no rights under any Award will be assignable or transferable and no Participant or Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under any Award, and (ii) the rights and the benefits of any Award may be exercised and received during the lifetime of the Participant only by the Participant or by the Participant's legal representative. The Participant may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Company, designate a beneficiary to receive any payment and/or exercise any rights with respect to outstanding Awards upon the Participant's death. If at the time of the Participant's death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant's death in the first of the following classes of beneficiaries in which there is a survivor, shall have the right to receive any payment and/or exercise any rights with respect to outstanding Awards:

(a)	Participant's surviving spouse;

(b)
Equally to the Participant's children, except that if any of the Participant's children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living;

(c)	Participant's surviving parents equally;

(d)	Participant's surviving brothers and sisters equally; or

(e)	The legal representative of the Participant's estate.
If a person in the class surviving dies before receiving any payment and/or exercising any rights with respect to outstanding Awards (or the person's share of any payment and/or rights in case of more than one person in the class), that person's right to receive any payment and/or exercise any rights with respect to outstanding Awards will lapse and the determination of who will be entitled to receive any payment and/or exercise any rights with respect to outstanding Awards will be determined as if that person predeceased the Participant.

14.	Termination of Employment.
14.1    Transfers of employment between the Company and an Affiliate, or between Affiliates, will not constitute termination of employment for purposes of any Award.
14.2    Subject to compliance with applicable law, the Committee may specify whether any authorized leave of absence or absence for military or government service or for any other reasons will constitute a termination of employment for purposes of the Award and the Plan.

15.
Change in Control. In the event of a Change in Control or Disaffiliation after the Effective Date, the Committee may (subject to Sections 25 and ~~30~~31), but shall not be obligated to, (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (b) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control or Disaffiliation transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, and which for Performance Shares and Performance Units may be determined as if the Performance Cycle ended as of the close of the calendar quarter preceding the consummation of the Corporate Transaction or Disaffiliation, with a pro rata portion of the Award payable based upon the number of completed calendar quarters in the Performance Cycle, (c) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, or (d) provide that for a period of at least 30 days prior to the Change in Control or Disaffiliation, Options or Awards shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Option or Awards shall terminate and be of no further force and effect. For the avoidance of doubt, if the Committee determines that, as of the date of the Change in Control or Disaffiliation, the Award has no value, then such Award may be terminated by the Company without payment.

16.	Qualifying Performance-Based Compensation.

16.1	General. The Committee may specify that all or a portion of any Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code; provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time such Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued or the amount paid under an Award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

16.2
Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified and determined by the Committee: (a) cash flow, (b) earnings per share of the Company, (c) earnings before interest, taxes and amortization, (d) share price performance, (e) return on capital, (f) return on assets or net assets, (g) revenue, (h) net earnings or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin or profit margin, (l) return on operating revenue, (m) return on invested capital, (n) market segment share, (o) brand recognition/acceptance, (p) customer satisfaction, (q) return on equity, (r) total shareholder return, (s) growth in sales, (t) productivity ratios, (u) expense targets, (v) working capital targets, ~~or~~ (w) operating efficiencies, (x) sales, (y) net sales, (z) return on capital employed, (aa) pre or after tax income (before or after allocation of corporate overhead and bonuses), (bb) diluted earnings per share, or (cc) costs. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-down, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or under provisions under tax laws, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganizations or restructuring programs, and (v) any extraordinary nonrecurring items as described in FASB Accounting Standards Codification 255-20, formerly Accounting Principles Board Opinion No. 30, and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year. Any Qualifying Performance Criteria must be objectively determinable, must be established by the Committee while the outcome for the Performance Cycle is substantially uncertain and while no more than 90 days, or if less, 25 percent of the number of days in the Performance Cycle have passed, and must otherwise meet the requirements of Section 162(m) of the Code.

17.	Effective Date of the Plan. The Plan was initially adopted by the Board on August 23, 2006, as the G&K Services, Inc. 2006 Equity

Incentive Plan and was approved by the shareholders at their November 16, 2006 annual meeting. The Plan was restated as ~~restated herein, including~~ the ~~increase in the number of Shares available for issuance~~G&K Services, Inc. Equity Incentive Plan (2010), and as such, was approved by the Board on August 19, 2010, ~~subject to approval of~~and approved by the shareholders at their ~~next~~November 4, 2010 annual meeting. The Plan is restated herein as the G&K Services, Inc. Equity Incentive Plan (2013), and as such, was adopted by the Board on August 22, 2013, subject to approval by the shareholders at their annual meeting scheduled for November 6, 2013. If this Plan as restated herein is not approved by the shareholders in accordance with Minnesota Statute Section 302A.437, at the next annual meeting, the Plan as restated herein shall be void, but the Plan as in existence before ~~its~~the restatement herein shall remain in effect. Awards issued before the date that this Plan as restated herein is approved by shareholders shall be governed by the Plan before its restatement. The Plan shall remain available for the grant of Awards until all shares available for grant have been awarded and all Awards have been settled. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

18.
Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate employment of the Participant.

19.
Compliance With Laws; Listing and Registration of Shares. All Awards granted under the Plan (and all issuances of Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Award or the issuance or purchase of Shares thereunder, such Award may not be exercised in whole or in part, or the restrictions on such Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

20.
Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, and

(c) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers.

21.
Withholding Taxes. The Company or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or an Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Stock to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Stock. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

22.
Deferral of Payments. The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Award of Performance Shares or Performance Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of additional tax under Section 409A(1)(B) of the Code. Shares that are allocated after ~~the Effective Date~~August 23, 2006, in connection with the deferral of an Award under the Director Deferred Compensation Plan (which includes dividend equivalents that are to be allocated under that plan after ~~the Effective Date~~August 23, 2006, in connection with deferrals under the 1996 Director Stock Option Plan) or Shares that are allocated after ~~the Effective Date~~August 23, 2006, under any other deferred compensation plan allowing for payment in Shares that refers specifically to this Plan, shall be issued under this Plan. Such issuances shall reduce the number of Shares available for Awards under this Plan.

23.
No Liability of Company. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, Beneficiary or any other person as to: (a) the non-issuance or sale of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction over the matter, the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; (b) any tax consequence to any Participant, Beneficiary or other person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) any provision of law or legal restriction that prohibits or restricts the transfer of Shares issued pursuant to any Award.

24.
Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan, except that the Board or Committee will not, without authorization of the shareholders of the Company, effect any change (other than through adjustment for changes in capitalization as provided in Section 25) which will:

(a)	increase the total amount of Stock which may be awarded under the Plan;

(b)	increase the individual maximum limits in Section 4.3;

(c)	change the class of persons eligible to participate in the Plan;

(d)	reduce the exercise price of outstanding Options or Stock Appreciation Rights; or

(e)	otherwise amend the Plan in any manner requiring shareholder approval by law or under listing requirements of any exchange or interdealer quotation system on which the Shares are listed.
No termination, suspension, or modification of the Plan will adversely affect any right acquired by any Participant or any Beneficiary under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant; but, it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 25 does not adversely affect any right.

25.	Adjustment for Changes in Capitalization.

(a)
In the event ~~that the number~~ of ~~Shares shall be increased or decreased through~~ a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock dividend, ~~or otherwise, then~~ dividend in kind, cash dividend (other than normal cash dividends), other distribution or other such event, each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 4, shall be appropriately adjusted by the Committee to reflect such ~~increase or decrease, unless the Company provides otherwise under the terms of such transaction.~~event, in such manner as the Committee deems appropriate and equitable. The terms of any outstanding Award shall also be adjusted by the Committee in its sole discretion as to price, number of Shares subject to such Award and other terms ~~to reflect the foregoing events. In the event of a dividend in kind or distribution (other than normal cash dividends) to shareholders of the Company, an~~, including equitable substitution or proportionate adjustment ~~shall be made in each outstanding Award affected by the dividend or distribution~~, in order to prevent dilution or enlargement of Participant rights under the Plan~~, in such manner as determined by the Committee in its sole discretion, as to price, number of Shares subject to such Award or both, and other terms to reflect the foregoing~~.

(b)
In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Affiliate or division of the Company or by the entity that controls such Affiliate or division of the Company following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company Stock).

(c)	In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. The terms of any outstanding Award shall also be adjusted to reflect the foregoing events. In the event of such change described in this subsection the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(d)
Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code, and no change shall be made that would result in the imposition of additional tax under Section 409A(1)(B) of the Code.

(e)
No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 25. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

26.
Transferability. Unless the Award Agreement (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (i) or (ii) of Section A.1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an Incentive Stock Option may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 26 shall be void and unenforceable against the Company.

27.
International Participants. With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate. Notwithstanding the provisions of Sections 10.2 and 11.2, where applicable foreign law requires that a compensatory stock right be priced based upon a specific price averaging method and period, an Award granted in accordance with such applicable foreign law will be treated as meeting the requirements of Section 10.2 or 11.2, provided that the averaging period does not exceed 30 days.

28.
Other Benefit Plans. All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

29.	Written Materials; Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including, without limitation, Award Agreements.

30.
Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws, and except as otherwise provided in the pertinent Award ~~a~~Agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Minneapolis, Minnesota.

31.
Section 409A. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award ~~a~~Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M62518-P42210

G&K SERVICES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
November 6, 2013

The undersigned, a shareholder of G&K Services, Inc., hereby appoints Douglas A. Milroy and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders' meeting of G&K Services, Inc. to be held at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Wednesday, November 6, 2013, at 10:00 a.m., Central Standard Time, and at any and all adjournments and postponements thereof, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR the approval of our Restated Equity Incentive Plan (2013), FOR ratification of the appointment of auditors, FOR the non-binding advisory vote on executive compensation and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62517-P42210 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

G&K SERVICES, INC.

The Board of Directors recommends that you vote FOR the following directors and FOR proposals 2, 3 and 4:

Vote on Directors

	For All	Withhold All	For All Except
1. Proposal to elect three Class III directors for a term of three years.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John S. Bronson
02) Wayne M. Fortun
03) Ernest J. Mrozek

		For	Against	Abstain
2.	Proposal to approve the Company's Restated Equity Incentive Plan (2013).	☐	☐	☐
3.	Proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2014.	☐	☐	☐
4.	Proposal to approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Shareholder must sign exactly as the name appears above. When signing as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

*** Exercise Your *Right* to Vote ***

G&K SERVICES, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: September 9, 2013
Date: November 6, 2013 **Time:** 10:00 AM CST
Location: The Corporate Headquarters
5995 Opus Parkway
Minnetonka, MN 55343

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M62519-P42210

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 24, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements, including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M62520-P42210

Voting Items

The Board of Directors recommends that you vote FOR the following directors and FOR proposals 2, 3 and 4:

1. Proposal to elect three Class III directors for a term of three years.

   Nominees:

   01) John S. Bronson
   02) Wayne M. Fortun
   03) Ernest J. Mrozek

2. Proposal to approve the Company's Restated Equity Incentive Plan (2013).

4. Proposal to approve, by non-binding advisory vote, executive compensation.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

M62521-P42210